Exhibit 99.3

FELDMAN FINANCIAL ADVISORS, INC.

8804 MIRADOR PLACE

MCLEAN, VA 22102

202-467-6862

Banks of the Chesapeake, M.H.C.

Baltimore, Maryland

Conversion Valuation Appraisal Report

Valued as of May 18, 2018

Prepared By

Feldman Financial Advisors, Inc.

McLean, Virginia

FELDMAN FINANCIAL ADVISORS, INC.

8804 MIRADOR PLACE

MCLEAN, VA 22102

202-467-6862

May 18, 2018

Board of Directors

Banks of the Chesapeake, M.H.C.

2001 East Joppa Road

Baltimore, Maryland 21234

Members of the Board:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of Banks of the Chesapeake, M.H.C. (the “Company”) in connection with the simultaneous conversion of the Company from the mutual holding company to the stock holding company form of organization, merger of the Company into a new stock holding company to be known as CBM Bancorp, Inc. (“CBM Bancorp”), and the offering of shares of common stock of CBM Bancorp for sale to eligible depositors of Chesapeake Bank of Maryland (the “Bank”), tax-qualified employee benefit plans of the Bank, and other members of the general public (collectively referred to herein as the “Conversion”). Upon completion of the Conversion, the Bank will become a wholly owned subsidiary of CBM Bancorp and the Company will cease to exist. This Appraisal is furnished pursuant to the Company’s filing of the Application for Conversion (“Application”) with the Federal Reserve Board (“FRB”).

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting firm that specializes in financial valuations and analyses of businesses and securities in the thrift, banking, and mortgage industries. The background of Feldman Financial is presented in Exhibit I. In preparing the Appraisal, we conducted an analysis of the Company that included discussions with the Company’s management, the Company’s legal counsel, Jones Walker LLP, and the Company’s independent auditor, Dixon Hughes Goodman LLP. In addition, where appropriate, we considered information based on other available sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information.

We also reviewed, among other factors, the economy in the Company’s primary market area and compared the Company’s financial condition and operating performance with that of selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular.

The Appraisal is based on the Company’s representation that the information contained in the Application and additional evidence furnished to us by the Company and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Company and its independent auditor, nor did we independently value the assets or liabilities of the Company. The Appraisal considers the Company only as a going concern and should not be considered as an indication of the liquidation value of the Company.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Banks of the Chesapeake, M.H.C.

May 18, 2018

Page Two

It is our opinion that, as of May 18, 2018, the estimated aggregate pro forma market value of the Company was within a range (the “Valuation Range”) of $27,200,000 to $36,800,000 with a midpoint of $32,000,000. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase from the midpoint to establish the maximum. Based on an offering price of $10.00 per share, this Valuation Range equates to total shares outstanding of 2,720,000 at the minimum to 3,680,000 at the maximum with a midpoint of 3,200,000 shares. Assuming an additional 15% increase above the maximum value would result in an adjusted maximum of $42,320,000 or 4,232,000 shares.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Company’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The Valuation Range reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Company’s operating performance, financial condition, or management policies, and current conditions in the securities markets for thrift institution common stocks. Should any such new developments or changes be material, in our opinion, to the valuation of the Company, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

Respectfully submitted,

Feldman Financial Advisors, Inc.

Trent R. Feldman President

Peter W. L. Williams Principal

FELDMAN FINANCIAL ADVISORS, INC.

i

FELDMAN FINANCIAL ADVISORS, INC.

LIST OF TABLES

ii

FELDMAN FINANCIAL ADVISORS, INC.

INTRODUCTION

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of Banks of the Chesapeake, M.H.C. (the “Company”) in connection with the simultaneous conversion of the Company from the mutual holding company to the stock holding company form of organization, merger of the Bancorp into a new stock holding company to be known as CBM Bancorp, Inc. (“CBM Bancorp”), and the offering of shares of common stock of CBM Bancorp for sale to eligible depositors of Chesapeake Bank of Maryland (the “Bank”), tax-qualified employee benefit plans of the Bank, and other members of the general public (collectively referred to herein as the “Conversion”). Upon completion of the Conversion, the Bank will become a wholly owned subsidiary of CBM Bancorp and the Company will cease to exist. This Appraisal is furnished pursuant to the Company’s filing of the Application for Conversion (“Application”) with the Federal Reserve Board (“FRB”).

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting firm that specializes in financial valuations and analyses of businesses and securities in the thrift, banking, and mortgage industries. The background of Feldman Financial is presented in Exhibit I. In preparing the Appraisal, we conducted an analysis of the Company that included discussions with the Company’s management, the Company’s legal counsel, Jones Walker LLP, and the Company’s independent auditor, Dixon Hughes Goodman LLP. In addition, where appropriate, we considered information based on other available sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information.

We also reviewed, among other factors, the economy in the Company’s primary market area and compared the Company’s financial condition and operating performance with that of selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular.

FELDMAN FINANCIAL ADVISORS, INC.

The Appraisal is based on the Company’s representation that the information contained in the Application and additional evidence furnished to us by the Company and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Company and its independent auditor, nor did we independently value the assets or liabilities of the Company. The Appraisal considers the Company only as a going concern and should not be considered as an indication of the liquidation value of the Company.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Company’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The Valuation Range reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Company’s operating performance, financial condition, or management policies, and current conditions in the securities markets for thrift institution common stocks. Should any such new developments or changes be material, in our opinion, to the valuation of the Company, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

FELDMAN FINANCIAL ADVISORS, INC.

I. BUSINESS OF BANKS OF THE CHESAPEAKE, M.H.C.

General Overview

Banks of the Chesapeake, M.H.C. is a federally chartered mutual holding company and its primary business is ownership and operation of Chesapeake Bank of Maryland. The Company was formed in 1998 to serve as the mutual holding company of the Bank. Upon consummation of the Conversion, the Company will cease to exist and CBM Bancorp will become the parent stock holding company for the Bank. Prior to 1998 and the creation of the current mutual holding company structure, the Bank or its predecessors had operated as a mutual savings bank since 1913. The Bank currently conducts business out of its main office located in Baltimore County, Maryland, along with three branch offices located in the Maryland towns of Arbutus (Baltimore County), Bel Air (Harford County), and Pasadena (Anne Arundel County).

As of March 31, 2018, the Company had total assets of $180.0 million, net total loans of $140.6 million, total deposits of $156.4 million, and total equity capital of $21.8 million or 12.12% of total assets. The Bank is subject to regulation, examination, and supervision by the Office of the Comptroller of the Currency (“OCC”), its primary federal regulator, and the Federal Deposit Insurance Corporation (“FDIC”), its deposit insurer. The Bank is a member of the Federal Home Loan Bank (“FHLB”) of Atlanta. The Company is subject to regulation, supervision, and examination by the FRB. As a savings and loan holding company, CBM Bancorp will also be subject to regulation, supervision, and examination by the FRB.

The Bank operates as a community-oriented institution by offering a variety of loan and deposit products and serving other financial needs of its local community. The Bank is committed to meeting the credit needs of the community, consistent with safe and sound operations. The Bank’s business consists principally of attracting retail deposits from the general

FELDMAN FINANCIAL ADVISORS, INC.

public in its market area and using those funds, together with funds generated from operations and borrowings, to originate loans secured by residential and non-residential real estate. Non-residential real estate loans, construction and land development loans, and commercial loans constitute a significant percentage of the Bank’s loan portfolio. The Bank’s primary market area encompasses the Baltimore Metropolitan Statistical Area (“MSA”). The economy of the Bank’s market area is diversified, with a mix of services, manufacturing, wholesale/retail trade, and federal and local government.

Historically, the Bank resulted from the product of mergers of various savings institutions and operated as a very traditional thrift. The Bank and its predecessors have been in operation since 1913. Through the early part of the prior decade, the Bank began to grow rapidly through commercial real estate lending and its asset size surpassed $200 million with its office network expanding to include seven full-service branches. However, toward the middle to latter parts of the prior decade, the Bank began to experience declining profitability and an escalation of non-performing assets related to the increased concentration of commercial real estate acquisition, development, and construction loans. The Bank was subjected to a regulatory enforcement action in 2005.

In response to these challenges, the Bank focused on problem asset resolution, curtailed its lending activity, shrank its asset base, and consolidated certain branch offices. New executive management was installed and the regulatory enforcement action was subsequently terminated in 2007. Total assets declined by 23.4% from $221.8 million at December 31, 2004 to $169.9 million at December 31, 2014. In aiming to conserve capital, the Bank’s ratio of equity to assets increased from 8.83% to 12.15% over the corresponding period.

FELDMAN FINANCIAL ADVISORS, INC.

Since 2014, the Company has experienced more consistent advancements in asset growth and earnings stability. The Company has continued to pursue a business strategy that is intended to improve long-term profitability and optimize its capital position. Among other initiatives, the business strategy emphasizes: (1) maintaining a conservative balance sheet; (2) investing in personnel, technology, and marketing; (3) enhancing asset quality; and (4) maintaining an effective risk management system. In recent years, the Company has hired additional executive officers, including for the positions of President, Chief Financial Officer and Chief Credit Officer, and expanded its lending staff to support the continued diversification of its loan portfolio

The Company believes that its community orientation is attractive to customers and distinguishes it from the larger banks that operate in the local market area. The Company continues to stress high quality, personal customer service through an honest, straightforward, and upfront marketing approach and has developed a loyal customer base. The Company relies on its experienced and committed staff to meet the needs of customers and effectively deliver banking products and services.

The core elements of the Company’s business strategy are outlined in more detail below:

•

Continue to originate and sell certain residential real estate loans. Residential mortgage lending has historically been a significant part of the Company’s business, and it recognizes that originating one- to four-family residential real estate loans is essential to its status as a community-oriented financial institution. During the three months ended March 31, 2018, the Company originated $4.3 million in one- to four-family residential mortgage loans, selling $3.0 million of one- to four-family residential mortgages, and recording gains of $66,000 on the sale of these loans. During the year ended December 31, 2017, the Company originated $21.7 million in one- to four-family residential mortgage loans, selling $7.4 million of one- to four-family residential mortgages, and recording gains of $187,000 on the sale of those loans. Similarly during the year ended December 31, 2016, the Company originated $14.9 million in one- to four-family residential mortgages, selling $2.6 million in one- to four-family residential mortgages, and recording gains

FELDMAN FINANCIAL ADVISORS, INC.

of $64,000 on the sale of those loans. The Company intends to continue to sell in the secondary market a majority of the conforming, long-term, fixed-rate, one- to four-family residential mortgages that it originates to increase non-interest income and manage the interest rate risk of its loan portfolio.

•	Increase non-residential real estate lending. In order to increase the yield on its loan portfolio and reduce the term to repricing, the Company plans to continue expansion of its non-residential real estate lending while maintaining what it believes are conservative underwriting standards. The Company intends to focus its non-residential real estate lending on small businesses located in its market area, especially targeting owner-occupied businesses.

•	Maintain high asset quality. Strong asset quality is critical to the long-term financial success of a community bank. The Company attributes its solid asset quality to maintaining conservative underwriting standards, the diligence of its loan collection personnel, and the stability of the local economy. The Company recently hired a Chief Credit Officer, who has significant experience and will be critical toward the goal of maintaining high asset quality. At March 31, 2018, the Company’s overall non-performing assets to total assets ratio was 0.95%. Because substantially all of its loans are secured by real estate and the level of its non-performing loans has been low in recent years, the Company believes that its allowance for loan losses is adequate to absorb the probable losses inherent in the loan portfolio.

•	Increase core deposits with an emphasis on low-cost commercial demand deposits. Deposits are the Company’s major source of balance sheet funding for lending and other investments. The Company has made investments in new products and services, as well as enhancing its electronic delivery solutions including business bill-pay in an effort to become more competitive in the financial services marketplace and attract more core deposits, its least costly source of funds. The Company’s ratio of core (non-time) deposits to total deposits was 51.5% at March 31, 2018. The Company plans to continue to aggressively market its deposit accounts, emphasizing its high quality service and competitive pricing of these products.

•	Expand its banking franchise as opportunities arise through organic growth branch acquisitions, and/or acquisitions of other financial institutions. The Company currently operates four full-service banking offices. In order to grow its assets to mitigate the increasing costs of regulatory compliance, the Company intends to evaluate expansion opportunities. The Company will consider expanding its branch network through the opening of additional branches or the acquisition of branches. The Company will consider potential acquisitions of branches or local financial institutions. The Company currently has no understandings or agreements with respect to acquiring any financial institution.

FELDMAN FINANCIAL ADVISORS, INC.

While its equity capital level is solid at 12.12% of total assets as of March 31, 2018, the Company believes it must raise additional capital in order to facilitate its growth objectives and loan generation, and provide a greater cushion in response to the risk profile associated with continued expansion and future economic conditions. Historically, the Company has exhibited a track record of generating low to moderate levels of profitability. Due to a slowdown in earnings growth, the buildup of retained earnings and equity from net income has been curtailed and capital formation has been stagnant in recent years. The Company’s total equity amounted to $21.3 million at December 31, 2015 and advanced by only 1.6% to $21.6 million at December 31, 2017. The Company’s earnings declined from $600,000 in 2015 to $374,000 for 2016 and $1,000 for 2017. Earnings results for 2017 were impacted by a significant increase in the provision for loan losses due in part to the large charge-off of a construction and land development loan. The Company’s profitability in 2017 was also affected by a deferred tax asset adjustment that resulted from the legislation reducing the federal corporate income tax rate from a maximum 35% to a flat 21% tax rate. This one-time non-cash adjustment was estimated at $439,000 and was recorded through an increase in income tax expense. The Company’s return on average assets (“ROA”) declined from 0.35% in 2015 to 0.22% in 2016 and 0.00% for 2017.

As a stock organization upon completion of the Conversion, the Company will be organized in the form used by commercial banks, most major corporations, and a majority of savings institutions. The ability to raise new equity capital through the issuance and sale of capital stock will allow the Company the flexibility to increase its equity capital position more rapidly than by accumulating earnings.

The Company also believes that the ability to attract new capital also will help address the needs of the communities it serves and enhance its ability to expand or to make acquisitions.

FELDMAN FINANCIAL ADVISORS, INC.

After the Conversion, the Company will have increased ability to merge with or acquire other financial institutions or business enterprises. Finally, the Company expects to benefit from its employees and directors having stock ownership in its business, since that is viewed as an effective performance incentive and a means of attracting, retaining, and compensating employees and directors. In summary, the Company’s primary reasons for implementing the Conversion and undertaking the stock offering are to:

•	Support planned growth and strengthen the Bank’s regulatory capital position with proceeds from the additional capital raised in the stock offering. While the Bank exceeds all regulatory capital requirements, the proceeds from the offering will greatly strengthen its capital position and provide a larger capital cushion to support its planned growth.

•	Offer depositors, employees, management, and directors an equity ownership interest in the Company and thereby obtain an economic interest in its future success. The Company will also be able to provide stock-based incentives to directors, officers, and employees, which it believes will further assist it in attracting and retaining qualified personnel.

•	Compete more effectively in the financial services marketplace. The additional capital raised in the offering is expected to support the Company’s growth and diversification of operations, products, and services and thereby help to improve its competitive position relative to other financial institutions in its market area.

•	Growing organically and through opportunistic branch acquisitions. The Company expects to consider both organic growth as well as acquisition opportunities that it believes would enhance the value of its franchise and yield financial benefits for its stockholders. The Company plans to consider expanding its branch network through the opening of additional branches or the acquisition of branches if the right opportunity occurs. The capital raised in the stock offering may also help fund improvements in the Company’s operating facilities and customer delivery services in order to enhance its competitiveness.

•	Facilitate future mergers, acquisitions, and expansion. Although the Company does not currently have any understandings or agreements regarding any specific acquisition transaction, the stock holding company structure will give it greater flexibility to structure, and make it a more attractive and competitive bidder for, mergers and acquisitions of other financial institutions or business lines as opportunities arise. The additional capital raised in the offering also will enable the Company to consider larger merger transactions, as well as branching and other expansion opportunities in competitive markets.

FELDMAN FINANCIAL ADVISORS, INC.

The remainder of Chapter I examines in more detail the trends addressed in this section, including the impact of changes in the Company’s economic and competitive environment, and recent management initiatives. The discussion is supplemented by the exhibits in the Appendix. Exhibit II-1 summarizes the Company’s balance sheets as December 31, 2016 and 2017 and March 31, 2018. Exhibit II-2 presents the Company’s income statements for the years ended December 31, 2016 and 2017 and for the three months ended March 31, 2017 and 2018. The financial statements of the Bank are indistinguishable from the financial statements of the Company. Therefore, any references herein to the financial results of the Bank correspond to those of the Company.

FELDMAN FINANCIAL ADVISORS, INC.

Financial Condition

Table 1 presents selected data concerning the Company’s financial position as of December 31, 2016 and 2017 and March 31, 2018. Table 2 displays relative balance sheet concentrations for the Company as of similar periods.

Table 1

Selected Financial Condition Data

As of December 31, 2016 and 2017 and March 31, 2018

(Dollars in Thousands)

	March 31, 2018	December 31,
		2017	2016
Total assets	$180,038	$177,903	$174,456
Cash and cash equivalents	16,151	12,030	21,443
Time deposits in other banks	3,720	4,960	6,948
Investment securities	10,291	10,489	8,392
Total loans, net	140,637	140,265	124,825
Bank-owned life insurance	4,503	5,367	7,143
Premises and equipment, net	1,899	1,927	1,878
Foreclosed real estate	865	865	1,440
Total deposits	156,370	154,786	151,286
Other liabilities	1,856	1,514	1,567
Total equity	21,812	21,603	21,603

Source: Banks of the Chesapeake, M.H.C., financial statements.

Asset Composition

The Company’s total assets amounted to $180.0 million at March 31, 2018, reflecting approximately a 1.2% or $2.1 million increase from total assets of $177.9 million at December 31, 2017. The recent increase in total assets was primarily attributable to increases in the holdings of cash and cash equivalents and funded by increases in total deposits, which expanded by 1.0% or $1.6 million. Total assets increased by 2.0% or $3.5 million from $174.5 million at December 31, 2016 to $177.9 million at December 31, 2017. Net total loans increased by 12.4%

FELDMAN FINANCIAL ADVISORS, INC.

or $15.5 million from $124.8 million at year-end 2016 to $140.3 million at year-end 2017, spurred by growth in the non-residential real estate and commercial business loan portfolios. While the loan portfolio increased by $15.5 million between year-end 2016 and year-end 2017, cash and cash equivalents decreased by $9.4 million and time deposits in other banks decreased by $2.0 million over the same period. As a result of the increase in loans outstanding, the ratio of net total loans to total assets expanded from 71.6% at December 31, 2016 to 78.1% at March 31, 2018. Conversely, the aggregate balance of cash and investments decreased from 21.1% at December 31, 2016 to 16.8% at March 31, 2018. Similarly, investment in bank-owned life insurance (“BOLI”) declined from 4.1% of total assets at December 31, 2016 to 2.5% at March 31, 2018.

Table 2

Relative Balance Sheet Concentrations

As of December 31, 2016 and 2017 and March 31, 2018

(Percent of Total Assets)

	March 31, 2018	December 31,
		2017	2016
Cash and investments	16.75%	15.45%	21.08%
Total loans, net	78.12	78.84	71.55
Bank-owned life insurance	2.50	3.02	4.09
Premises and equipment, net	1.05	1.08	1.08
Foreclosed real estate	0.48	0.49	0.83
Other assets	1.10	1.12	1.37

Total assets	100.00%	100.00%	100.00%

Total deposits	86.85%	87.01%	86.72%
Other liabilities	1.03	0.85	0.90

Total liabilities	87.88	87.86	87.62
Total equity	12.12	12.14	12.38

Total liabilities and equity	100.00%	100.00%	100.00%

Source: Banks of the Chesapeake, M.H.C., financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

The Company invests in BOLI to provide it with a funding source for its benefit plan obligations. BOLI also generally provides non-interest income that is non-taxable. The investment in BOLI is accounted for using the cash surrender value method and is recorded at the amount that can be realized under the insurance policies at the balance sheet date. The decrease in the cash surrender value of BOLI from $7.1 million at December 31, 2016 to $4.5 million at March 31, 2018 was attributable to the benefits received upon the deaths of two retired directors insured with BOLI.

Lending is the principal business activity of the Company, and its loan portfolio constitutes the largest portion of its assets and is the predominant source of its income. The largest segment of the Company’s loan portfolio is real estate mortgage loans, consisting primarily of residential mortgage loans (including one- to four-family and home equity loans), non-residential loans, and construction and land development loans. Substantially all of the Company’s collateralized loans are secured by properties located in the Bank’s primary lending area, which it defines as the Baltimore MSA, with the exception of a few loans secured by properties in Pennsylvania.

As presented in Exhibit II-3, the Company’s current loan portfolio is composed almost entirely of real estate loans. At March 31, 2018, real estate loans comprised in excess of 96% of the total loan portfolio and included residential mortgage loans and non-residential real estate loans (generally consisting of loans secured by commercial permanent and commercial construction permanent loans secured by owner-occupied and non-owner occupied properties). The Company intends to continue to emphasize residential and non-residential lending with a focus on full-service relationship banking in its primary market area. The Company also provides construction and land development loans, home equity loans and lines of credit, commercial business loans, and a limited offering of consumer loans.

FELDMAN FINANCIAL ADVISORS, INC.

For the year ended December 31, 2017, the Company originated $45.6 million of total loans. Residential one- to four-family mortgage loans accounted for $21.7 million of total loan originations in 2017, followed by $16.8 million of non-residential loans and $3.6 million commercial business loans. For the three months ended March 31, 2018, the Company originated $6.0 million of loans, reflecting a decrease from $16.2 million in the prior year’s quarter. Non-residential loan originations declined from $7.0 million to $1.0 million on a quarter-to-quarter basis from 2017 to 2018, while residential one- to four-family loan originations declined from $5.6 million to $4.3 million and commercial business loan originations declined from $2.4 million to $474,000.

At March 31, 2018, the Company had $69.6 million in residential one- to four-family loans, which represented 49.3% of its total loan portfolio. Residential one- to four-family loans increased moderately by 3.1% from $65.2 million at year-end 2016 to $67.2 million at year-end 2017. The Company primarily originates fixed-rate one- to four-family residential loans, but depending on market conditions and borrower demand, it also offers adjustable-rate residential loans. At March 31, 2018, approximately 93.7% of the Company’s one- to four-family residential loans were fixed-rate loans, and 6.3% of such residential mortgages were adjustable-rate loans. The Company typically sells a portion of its fixed-rate confirming loans on a servicing-released basis. The Company also originates loans, on a limited basis, above the lending limit for conforming loans (jumbo loans) that it retains in its portfolio. The portfolio of residential loans included $7.6 million of non-owner occupied loans and $6.5 million of construction permanent loans as of March 31, 2018. The Company generally does not offer “interest only” mortgage loans on one- to four-family residential properties or loans that provide for negative amortization of principal. Additionally, the Company does not offer subprime loans or loans having less than full documentation.

FELDMAN FINANCIAL ADVISORS, INC.

The Company had $9.2 million of home equity loans and lines of credit as of March 31, 2018, representing 6.5% of total loans. The home equity loan portfolio has declined from $11.5 million at year-end 2016 and $9.6 million at year-end 2017. Loans in the home equity portfolio are secured by either first mortgages or second mortgages on one- to four-family residences. The loan-to-value ratios for the Company’s home equity loans and lines of credit are generally limited to 75% when combined with the first security lien, if applicable. The home equity lines of credit generally have 20-year terms and adjustable rates of interest, subject to a contractual floor, which are indexed to the prime rate. Home equity lines of credit totaled $7.4 million as of March 31, 2018. The Company’s home equity loans are offered with fixed rates of interest and terms up to 20 years. Home equity loans totaled $1.8 million as of March 31, 2018.

At March 31, 2018, the Company had $9.5 million in construction and land development loans, which represented 6.7% of its total loan portfolio. The Company originates construction loans to local developers and contractors to finance the construction of one- to four-family residential properties, and non-residential real estate and multi-family properties. The Company also makes a limited amount of land loans to complement its construction lending activities, as such loans are generally secured by lots that will be used for residential construction for the purchase of developed lots and the construction of single-family residences. Land loans also include loans secured by land purchased for investment purposes. The construction and land development portfolio included $5.5 million of land loans at March 31, 2018.

FELDMAN FINANCIAL ADVISORS, INC.

The Company had $47.5 million of non-residential real estate loans as of March 31, 2018, representing 33.7% of total loans. Non-residential real estate loans increased by 37.0% from $35.7 million at December 31, 2016 to $49.0 million at December 31, 2017. The Company offers non-residential mortgage loans secured by non-residential real estate, such as retail and office buildings, as well as loans secured by multi-family properties. The Company’s non-residential real estate portfolio also includes construction loans that convert to permanent mortgages at the end of the construction phase. At March 31, 2018, the Company’s non-residential mortgage portfolio included $7.4 million of multi-family loans and $2.9 million in construction permanent loans. Excluding multi-family loans and construction permanent loans, $15.5 million of the Company’s non-residential real estate loan portfolio was owner-occupied real estate and $21.7 million was secured by income-producing or non-owner occupied real estate. The Company originates a variety of fixed-rate and adjustable-rate non-residential real estate loans with terms generally up to 10 years and amortization periods generally up to 25 years, which may include balloon loans. Interest rates and payments on the adjustable-rate loans are generally indexed to the prime rate, plus a margin. Construction permanent loans are made on the same general terms as non-residential real estate loans, but provide for the payment of interest only during the construction phase, which is usually up to 12 months. At the end of the construction phase, the loan converts to a permanent mortgage loan.

The Company had $4.8 million of commercial business loans, which accounted for 3.4% of total loans at March 31, 2018. Commercial business loan increased from $1.8 million at year-end 2016 to $4.6 million at year-end 2017. The Company originates commercial term loans and lines of credit to a variety of small and medium sized businesses in its market area. These loans are generally secured by business assets, and the Company may seek support for this collateral with junior liens on real property. The commercial loans offered by the Company include term loans and revolving lines of credit. Commercial loans and lines of credit are made with either fixed or variable rates of interest. Variable rates are based on the prime rate, plus a margin.

FELDMAN FINANCIAL ADVISORS, INC.

The Company’s consumer loans amounted to $536,000 or 0.4% of total loans as of March 31, 2018. The Company offers a limited range of consumer loans, principally to customers residing in its primary market area with other relationships with the Company and with acceptable credit ratings. The Company’s consumer loans generally consist of loans secured by deposit accounts, loans on new and used automobiles, and unsecured personal loans.

Exhibit II-4 presents a summary of the Company’s portfolio of cash, liquidity, and investments as of December 31, 2016 and 2017 and March 31, 2018. The Company’s primary investment objectives include the following: (1) maintain high asset quality; (2) provide and maintain liquidity; (3) establish an acceptable level of interest rate and credit risk; (4) provide alternate source of low-risk investment when demand for loans is low; and (5) generate a favorable return. In recent periods, the Company has placed additional emphasis on liquidity and maintained balances of cash and cash equivalents in excess of investment securities to mitigate interest rate risk exposure and in anticipation of redeploying funds into loans.

At March 31, 2018, the Company’s cash and investments amounted to $30.2 million or 16.8% of total assets. Cash and cash equivalents along with certificates of deposit in other financial institutions amounted to $19.9 million or 65.9% of the Company’s total cash and investments as of March 31, 2018. The Company’s investment securities portfolio totaled $10.0 million at March 31, 2018 and was composed of U.S. Government and agency obligations, residential mortgage-backed securities, and municipal securities. The Company also owned $245,000 of stock in the FHLB of Atlanta as of March 31, 2018. As the Company’s loan portfolio expanded over the past year, its holdings of cash and investments decreased by $9.6 million from $37.1 million at December 31, 2016 to $27.5 million at December 31, 2017.

FELDMAN FINANCIAL ADVISORS, INC.

Liability Composition

Deposits are the Company’s primary external source of funds for lending and other investment purposes. The Company has not historically used borrowings actively and had no outstanding borrowings at March 31, 2018. Exhibit II-5 presents a summary of the Company’s deposit composition as of December 31, 2016 and 2017 and March 31, 2018. Total deposits amounted to $48.6 million or 86.9% of total assets and 98.8% of total liabilities at March 31, 2018. Total deposits increased by 2.9% or $4.3 million from $149.6 million at December 31, 2016 to $153.9 million at December 31, 2017. Recent deposit growth has largely been concentrated in the Company’s interest-bearing demand accounts and savings accounts.

The Company relies on personalized customer service, longstanding relationships with customers, and the favorable image of the Bank in the community to attract and retain deposits. The Company offers a variety of deposit accounts with a range of interest rates and terms. The Company periodically reviews and establishes interest rates, maturity terms, service fees, and withdrawal penalties for its deposit accounts. Deposit rates and terms are based primarily on current operating strategies, market interest rates, liquidity requirements, interest rates paid by competitors, and deposit growth goals.

The Company has placed a concerted emphasis on attracting core (non-certificate) deposit accounts, which tend to represent low cost and more stable funding sources. Core deposits composed 51.7% or $80.7 million of total deposits at March 31, 2018, which reflected increases from 51.2% of total deposits or $78.9 million at year-end 2017 and 50.0% of total deposits or $74.8 million at year-end 2016. For the first quarter of 2018, the annualized cost of the Company’s core deposits was 0.12%, the cost of certificate deposits was 1.03%, and the overall cost of total deposits was 0.56% (inclusive of non-interest bearing demand accounts).

FELDMAN FINANCIAL ADVISORS, INC.

Certificates of deposit remained relatively constant in recent periods, increasing slightly from $74.8 million at December 31, 2016 to $75.0 million at December 31, 2017 and $75.4 million at March 31, 2018. The aggregate amount of certificates of deposit in amounts greater than or equal $100,000 was $37.8 million at March 31, 2018. The aggregate amount of certificates of deposit with balances of $250,000 or more totaled $11.0 million at March 31, 2018. The Company had no brokered certificate of deposit accounts as of March 31, 2018.

As a member of the FHLB of Atlanta, the Bank may obtain FHLB borrowings based upon the security of FHLB common stock owned and certain residential real estate loans, provided certain standards related to creditworthiness have been met. As of March 31, 2018, the Bank was permitted to borrow up to an aggregate total of $44.5 million from the FHLB of Atlanta. There were no FHLB borrowings outstanding at year-end 2016, year-end 2017, or March 31, 2018. For the year ended December 31, 2017, the Bank had average borrowings of $1.6 million during the period and a maximum balance outstanding at any month-end in the amount of $6.0 million.

Equity Capital

The Company has historically maintained solid capital levels. In addition, the Company has pursued moderate growth in an effort to preserve its capital strength. Over the past ten years, the absolute amount of capital has not increased measurably; however, the Company’s asset base declined as the Company curtailed its lending activity. The Company’s total assets declined by 15.0% from $211.8 million at December 31, 2007 to $180.0 million at March 31, 2018, while total equity increased by 2.3% from $21.6 million to $21.8 million over the same period. As a

FELDMAN FINANCIAL ADVISORS, INC.

result, the Company’s ratio of total equity to total assets increased from 10.07% at December 31, 2007 to 12.12% at March 31, 2018. Because of the Company’s consistently below average level of profitability, its incremental equity accumulation has been slow. Over the ten-year period from year-end 2007 to year-end 2017, the Company’s total equity increased at a compound annual growth rate of 0.1%.

The Bank’s capital level remains strong in comparison to minimum regulatory requirements. The Bank’s regulatory capital ratios of tier 1 leverage capital, tier 1 risk-based capital, common equity tier 1 risk-based capital, and total risk-based capital were 12.11%, 16.90%, 16.90%, and 17.78%, respectively, as of March 31, 2018. In comparison, the minimum regulatory requirements under federal banking agency guidelines were 4.00%, 4.50%, 6.00%, and 8.00%, and the threshold requirements for regulatory “well capitalized” levels were 5.00%, 6.50%, 8.00%, and 10.00%, respectively. Based on these regulatory capital ratios and requirements, the Bank was considered well capitalized for regulatory purposes as of March 31, 2018.

FELDMAN FINANCIAL ADVISORS, INC.

Income and Expense Trends

Table 3 displays the main components of the Company’s earnings performance for the years ended December 31, 2016 and 2017 and for the three months ended March 31, 2017 and 2018. Table 4 displays the Company’s principal income and expense ratios as a percent of average assets for the corresponding periods. Table 5 displays the Company’s weighted average yields on interest-earning assets and weighted average costs of interest-bearing liabilities for 2016 and 2017 and for the three months ended March 31, 2017 and 2018.

General Overview

Over recent years, the Company has exhibited a record of low profitability. The Company’s average ROA for the past four years ended December 31, 2017 was approximately 0.22%. The Company reported an annualized ROA of 0.58% for the three months ended March 31, 2018. The Company’s profitability trends can be characterized by above-average net interest margins, offset partially by relatively low levels of non-interest income and comparatively high operating expense ratios.

The Company’s earnings amounted to $374,000 in 2016 and $1,000 in 2017, reflecting ROA results of 0.22% and 0.00%, respectively, and return on average equity (“ROE”) results of 1.73% and 0.00%, respectively. As discussed earlier, the Company’s net income for 2017 was impacted by an increased loan loss provision and a one-time non-cash tax adjustment of $439,000 related to the reduction in the corporate income tax rate and the resulting effect on net deferred tax assets. The Company reported net income of $256,000 for the three months ended March 31, 2018, as compared to $179,000 for the three months ended March 31, 2017. The Company realized an annualized ROA of 0.58% for the three months ended March 31, 2018, as compared to an annualized ROA of 0.41% for the three months ended March 31, 2017.

FELDMAN FINANCIAL ADVISORS, INC.

Table 3

Income Statement Summary

For the Years Ended December 31, 2016 and 2017

And the Three Months Ended March 31, 2017 and 2018

(Dollars in Thousands)

	Three Months Ended		Year Ended
	March 31,		December 31,
	2018	2017	2017	2016
Interest income	$1,781	$1,641	$6,929	$6,164
Interest expense	215	186	811	744

Net interest income	1,566	1,455	6,118	5,420
Provision for (reversal of) loan losses	75	50	1,025	(62)

Net interest income after provision	1,491	1,405	5,093	5,482
Non-interest income	151	132	826	627
Non-interest expense	1,306	1,250	5,411	5,506

Income before income taxes	336	287	508	603
Income tax expense	80	108	507	229

Net income	$256	$179	$1	$374

Source: Banks of the Chesapeake, M.H.C., financial statements.

Three Months Ended March 31, 2017 and 2018

Net income increased from approximately $179,000 for the three months ended March 30, 2017 to $256,000 for the three months ended March 31, 2018. The improvement in earnings was attributable mainly to the increase in net interest income from $1.5 million for the three months ended March 31, 2017 to $1.6 million for the three months ended March 31, 2018. Pre-tax income increased by $49,000 from $287,000 for the three months ended March 30, 2017 to $336,000 for the three months ended March 31, 2018. A reduction in the effective income tax rate from 37.6% to 23.8% contributed to the decrease in income tax expense from $108,000 for the three months ended March 31, 2017 to $80,000 for the three months ended March 31, 2018.

FELDMAN FINANCIAL ADVISORS, INC.

Table 4

Income Statement Ratios

For the Years Ended December 31, 2016 and 2017

And the Three Months Ended March 31, 2017 and 2018

(Percent of Average Assets)

	Three Months Ended		Year Ended
	March 31,		December 31,
	2018 (1)	2017 (1)	2017	2016
Interest income	4.02%	3.75%	3.86%	3.56%
Interest expense	0.48	0.42	0.45	0.43

Net interest income	3.54	3.33	3.41	3.13
Provision for (reversal of) loan losses	0.17	0.11	0.57	(0.04)

Net interest income after provision	3.37	3.22	2.84	3.17
Non-interest income	0.34	0.30	0.46	0.36
Non-interest expense	2.95	2.86	3.02	3.18

Income before income taxes	0.76	0.66	0.28	0.35
Income tax expense	0.18	0.25	0.28	0.13

Net income	0.58	0.41	0.00	0.22

(1)	Annualized for the three month periods ended March 31, 2017 and 2018.

Source:	Banks of the Chesapeake, M.H.C., financial statements; Feldman Financial.

The increase of 7.4% in net interest income resulted from a higher balance of interest-earning assets and a higher net interest rate spread. Average interest-earning assets increased by 5.4% or $8.7 million in the first quarter compared to one year ago, due mainly to loan growth. The average yield on loans increased 7 basis points to 4.79% for the first quarter of 2018 versus 4.72% for the first quarter of 2017. The average yield on interest-earning assets increased by 12 basis points from 4.14% to 4.26%, while the average cost of interest-bearing liabilities increased by 6 basis points from 0.56% to 0.62%. As a result, the Company’s overall net interest spread improved by 6 basis points from 3.58% to 3.64% for the first quarter of 2018.

FELDMAN FINANCIAL ADVISORS, INC.

The provision for loan losses increased from $50,000 for the three months ended March 31, 2017 to $75,000 for the three months ended March 31, 2018. Relative to average assets, the provision increased from an annualized ratio of 0.11% to 0.17%. The increase in the provision reflected an increase in non-performing loans during the first quarter of 2018. The Company recorded net charge-offs of $21,000 for the first quarter of 2018 versus zero charge-offs for the first quarter of 2017. Non-performing loans totaled $794,000 at March 31, 2018 compared to $168,000 at March 31, 2017. The increase of $626,000 was the result of an increase of $506,000 in non-performing one- to four-family loans and an increase of $123,000 in non-performing construction and land development loans. The Company’s ratio of non-performing loans to total loans increased to 0.56% at March 31, 2018 from 0.12% at March 31, 2017.

The Company’s non-interest income consists largely of service fees on deposit accounts, income from BOLI, and gains on sale of loans. Total non-interest income increased by 14.4% or $19,000 from $132,000 for the three months ended March 31, 2017 to $151,000 for the three months ended March 31, 2018. Gains on sale of loans increased by $38,000 from $28,000 in the first quarter of 2017 to $66,000 in the first quarter of 2018, reflecting a higher volume of loan sales activity. Income from BOLI decreased by $9,000 from $31,000 to $22,000 as a result of the decrease in the aggregate value of BOLI outstanding.

Total non-interest expense increased by 4.5% or $56,000 from $1.2 million in the first quarter of 2017 to $1.3 million for the first quarter of 2018. Relative to average assets, the annualized ratio of non-interest expense expanded from 2.86% to 2.95% over the observed periods. Compensation and benefits expense is the largest category of non-interest expense and increased by 4.9% or $37,000 from $744,000 to $781,000 due mainly to staff additions to the senior management team and to sales and relationship management personnel.

FELDMAN FINANCIAL ADVISORS, INC.

Table 5

Yield and Cost Summary

For the Years Ended December 31, 2016 and 2017

And the Three Months Ended March 31, 2017 and 2018

	Three Months Ended		Year Ended
	March 31,		December 31,
	2018	2017	2017	2016
Weighted Average Yields (1)
Loans receivable	4.79%	4.72%	4.65%	4.75%
Federal funds sold and interest-bearing deposits in other banks	1.47	0.74	1.01	0.50
Time deposits in other banks	1.32	1.31	1.31	1.32
Investment securities	2.49	2.60	2.51	2.93
Federal Home Loan Bank stock	5.03	5.27	4.82	5.88
Total interest-earning assets	4.26	4.14	4.17	3.98
Weighted Average Costs (1)
Interest-bearing demand accounts	0.22	0.22	0.22	0.22
Money market deposit accounts	0.21	0.21	0.21	0.21
Savings deposit accounts	0.05	0.05	0.05	0.05
Certificate of deposit accounts	1.03	0.88	0.93	0.87
Borrowed funds	—	—	1.26	—
Total interest-bearing liabilities	0.62	0.56	0.59	0.56
Net interest rate spread (2)	3.64	3.58	3.58	3.42
Net interest margin (3)	3.75	3.67	3.68	3.50

(1)	Annualized for the three months ended March 31, 2017 and 2018
(2)	Average yield on interest-earning assets less average cost of interest-bearing liabilities.
(3)	Net interest income divided by average interest-earning assets.

Source:	Banks of the Chesapeake, M.H.C.

Year Ended December 31, 2016 and 2017

The Company reported a decline in net income from $374,000 for 2016 to $1,000 for 2017. The decline in profitability resulted from an increase in the provision for loan losses and an increase in income tax expense. The increase in income tax expense included a one-time non-cash deferred tax adjustment of $439,000 related to the reduction in the corporate income tax rate. Pre-tax earnings decreased by 15.8% from $603,000 or 0.35% relative to average assets in 2016 to $508,000 or 0.28% of average assets for 2017.

FELDMAN FINANCIAL ADVISORS, INC.

Net interest income increased by $765,000 or 12.9% from $6.2 million in 2016 to $6.9 million for 2017. The increase in net interest income was generated primarily by an increase in average interest-earning assets of $11.2 million or 7.2% from $155.0 million in 2016 to $166.2 million for 2017, spurred by the $19.2 million growth of average loans from $119.8 million to $139.0 million and partially offset by the $9.4 million reduction of average federal funds sold and interest-bearing deposits from $20.0 million to $10.6 million. The increased allocation of assets into loans helped to lift the average yield on interest-earnings assets by 19 basis points from 3.98% in 2016 to 4.17% in 2017. Concurrently, the cost of interest-bearing liabilities increased by only 3 basis points from 0.56% to 0.59%. As a result, the net interest spread increased by 16 basis points from 3.42% in 2016 to 3.58% for 2017.

The provision for loan losses increased by $1.1 million to $1.0 million for 2017 from a reversal of the provision for loan losses in 2016 of $62,000. The Company’s net charge-offs increased from $60,000 in 2016 to $668,000 for 2017, and non-performing loans increased from $168,000 at year-end 2016 to $877,000 at year-end 2017. The increase in net charge-offs included a $657,000 charge-off relating to one construction and land development loan relationship. The increase of $709,000 in non-performing loans resulted largely from an increase of $537,000 in non-performing one- to four-family loans. The Company’s non-performing loans to total loans increased to 0.63% at year-end 2017 from 0.13% at year-end 2016. As a result of the increased provision, the Company’s ratio of loan loss reserves to total loans increased from 0.54% at year-end 2016 to 0.73% at year-end 2017.

Total non-interest income increased by $199,000 or 31.7% from $627,000 in 2016 to $826,000 for 2017. Relative to average assets, non-interest income increased from 0.36% in 2016 to 0.46% in 2017. The increase in non-interest income resulted chiefly from increases of $132,000 in income from BOLI and of $123,000 in gains on sale of loans. Service fees on deposit accounts declined by $11,000 and other non-interest income declined by $37,000 over the corresponding yearly periods.

FELDMAN FINANCIAL ADVISORS, INC.

Total non-interest expense income decreased by $96,000 or 1.7% from $5.5 million in 2016 to $5.6 million for 2017. Relative to average assets, non-interest expense decreased from 3.18% in 2016 to 3.02% in 2017. The decrease in non-interest expense resulted primarily from a decrease of $194,000 from $432,000 in 2016 to $238,000 in 2017 of the provision for losses and costs on foreclosed real estate. This decrease reflected a larger write-down in 2016 versus 2017 on the fair value of a foreclosed real estate property. Compensation and benefits expense increased by $122,000 or 4.1% from $2.9 million in 2016 to $3.1 million in 2017.

Pre-tax earnings declined from $602,000 in 2016 to $508,000 largely due to the increase in the provision for loan losses, offset partially by the increase in non-interest income and the decrease in non-interest expense. As a percentage of average assets, pre-tax earnings declined from 0.35% in 2016 to 0.28% for 2017. The Company’s net deferred taxes were reduced from $1.6 million at year-end 2016 to $1.1 million at year-end 2017 due to the revaluation at a lower tax rate following the enactment of legislation reducing corporate income tax rates. The decrease in deferred tax assets was recorded through an increase of $439,000 in income tax expense. As a result, income tax expense increased from $229,000 for 2016 to $507,000 in 2017. The increased income tax expense in 2017 almost completely offset the amount of pre-tax earnings and resulted in net income of $1,000 for 2017 as compared to net income of $374,000 for 2016.

FELDMAN FINANCIAL ADVISORS, INC.

Interest Rate Risk Management

The Company seeks to reduce its earnings vulnerability and capital risk to changes in market interest rates by managing the mismatch between asset and liability maturities and interest rates. The primary objective of the Company’s asset/liability management program is to optimize earnings and return on capital within acceptable levels of risk. The Company’s Asset Liability Committee (“ALCO”) focuses on ensuring a stable and steadily increasing flow of net interest income through managing the size and mix of the balance sheet. The ALCO is expected to integrate the Company’s asset/liability process into its operational decision making, including portfolio structure, investments, business planning, funding decisions, and pricing. The ALCO is responsible for evaluating the interest rate risk inherent in the Company’s assets and liabilities, for determining the level of risk that is appropriate given the Company’s business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the policy and guidelines approved by the Board of Directors. The Company currently utilizes a third-party modeling solution that is prepared on a quarterly basis to assist in its evaluation of the Company’s sensitivity to changing interest rates.

The Company has implemented the following strategies to manage its interest rate risk:

•	sell a significant portion of newly originated long-term, fixed-rate one- to four-family residential real estate loans;

•	promote core deposit accounts;

•	reduce the reliance on higher costing certificates of deposit; and

•	maintain a strong capital position.

By following these strategies, the Company believes it will be better positioned to react to increases in market interest rates. The Company does not engage in hedging activities, such as engaging in futures, options or swap transactions, or investing in high-risk mortgage derivatives, such as collateral mortgage obligation residual interests, real estate mortgage investment conduit residential interests or stripped mortgage-backed securities.

FELDMAN FINANCIAL ADVISORS, INC.

The Company analyzes its sensitivity to changes in interest rates through a net interest income model. The Company estimates the amount of net interest income over a twelve-month period and then calculates what the net interest income would be for the same period under different interest rate assumptions. These estimates require certain assumptions to be made, including loan and mortgage-related investment prepayment speeds, re-investment rates, and deposit maturity and decay rates. Table 6 below sets forth, as of March 31, 2018, the calculation of the estimated changes in the Company’s net interest income that would result from changes in market interest rates. As illustrated in Table 6, the Company’s net interest income would expect to benefit from an instantaneous rise in market interest rates at levels ranging from 100 to 400 basis points. Alternatively, a decrease of 100 basis points in market interest rates would decrease the Company’s net interest income.

Table 6

Net Interest Income Sensitivity

As of March 31, 2018

(Dollars in Thousands)

Basis Point Change in Interest Rates	Net Interest Income Year 1 Forecast	Year 1 Change From Level
+ 400 b.p.	$7,307	16.02%
+ 300 b.p.	7,058	12.07%
+ 200 b.p.	6,808	8.10%
+ 100 b.p.	6,554	4.06%
Level	6,298	—
- 100 b.p.	6,056	-3.84%

Source:	Banks of the Chesapeake, M.H.C.

FELDMAN FINANCIAL ADVISORS, INC.

The Company analyzes the sensitivity of its financial condition to changes in interest rates through the economic value of equity (“EVE”) model. This analysis measures the difference between predicted changes in the fair value of assets and predicted changes in the fair value of liabilities assuming various changes in current interest rates. Table 7 below represents an analysis of the Company’s interest rate risk as measured by the estimated changes in its EVE, resulting from an instantaneous and sustained parallel shift in the yield curve at March 31, 2018, with no effect given to any steps that the Company might take to counter the effect of such interest rate movement. As shown in Table 7, the Company’s EVE would be negatively impacted by an increase in interest rates and positively impacted from a decrease in interest rates from current levels. As interest rates rise, the market value of fixed-rate loans tends to decline due to both the rate increases and slowing prepayments.

Table 7 indicates that the Company’s EVE was $35.3 million or 19.04% of the fair value of portfolio assets as of March 31, 2018. Based upon the assumptions utilized, an immediate 200 basis point increase in market interest rates would result in a $7.9 million decrease in the Company’s EVE to $27.4 million and would result in a decrease of 292 basis points in the EVE ratio to 16.12%. An immediate increase of 100 basis points in market interest rates would result in a $4.2 million decrease in the Company’s EVE to $31.0 million and a decrease of 153 basis points in the EVE ratio to 17.51%. Conversely, an immediate decrease of 100 basis points in market interest rates would result in a $1.1 million increase in the Company’s EVE to $36.4 million and a decrease of 36 basis points in the EVE ratio to 18.68%.

FELDMAN FINANCIAL ADVISORS, INC.

Table 7

Economic Value of Equity

As of March 31, 2018

(Dollars in Thousands)

Basis Point Change in Interest Rates(1)	Estimated EVE(2)	Change from Base (000s)	Change from Base (%)	EVE Ratio(3)	Basis Point Change in EVE Ratio
+ 400 b.p.	$20,171	$(15,110)	(42.83)%	12.77%	(627) b.p.
+ 300 b.p.	23,728	(11,554)	(32.75)%	14.49%	(455) b.p.
+ 200 b.p.	27,426	(7,855)	(22.26)%	16.12%	(292) b.p.
+ 100 b.p.	31,044	(4,238)	(12.01)%	17.51%	(153) b.p.
Level	35,281	—	—	19.04%	—
- 100 b.p.	36,355	1,073	3.04%	18.68%	(36) b.p.

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	EVE is the fair value of expected cash flows from assets, less fair value of the expected cash flows arising from liabilities adjusted for the value of off-balance sheet contracts.
(3)	EVE ratio represents EVE divided by the fair value of assets.

Source: Banks of the Chesapeake, M.H.C.

FELDMAN FINANCIAL ADVISORS, INC.

Asset Quality

Table 8 summarizes the Company’s total non-performing assets (“NPAs”) as of December 31, 2016 and 2017 and March 31, 2018. The Company has a solid record of reporting satisfactory asset quality in recent years. Total NPAs increased moderately from $1.6 million at December 31, 2016 to $1.7 million at December 31, 2017 and March 31, 2018. In relation to total assets, NPAs increased from 0.92% at December 31, 2016 to 0.98% at December 31, 2017 and subsequently declined to 0.92% at March 31, 2018. Including troubled debt restructurings (“TDRs”) of $48,000 at March 31, 2018, total NPAs and TDRs amounted to $1.7 million at March 31, 2018 or 0.95% of total assets.

Non-accruing loans at March 31, 2018 consisted of $671,000 in one- to four-family loans and $123,000 in non-residential real estate loans. Non-accruing loans increased from $168,000 at year-end 2016 to $878,000 at year-end 2017. Foreclosed real estate at March 31, 2018 amounted to $865,000 or 0.48% of assets, which amount reflected the estimated fair value of the property. As of March 31, 2018, foreclosed real estate consisted of undeveloped property located on the Eastern Shore of Maryland. The Company’s foreclosed real estate declined from $1.4 million to $865,000 at December 31, 2017 and March 31, 2018.

Table 9 summarizes the Company’s allowance for loan losses as of and for the year ended December 31, 2016 and 2017 and the three months ended March 31, 2017 and 2018. The loan loss allowance increased from $681,000 at year-end 2016 to $1.0 million at year-end 2017 and $1.1 million at March 31, 2018. The Company recorded a provision for loan losses of $1.0 million in 2017 to bolster its reserves in recognition of increased charge-offs and the continuing growth and diversification of its loan portfolio. For the three months ended March 31, 2018, the provision for loan losses returned to a more normalized level and amounted to $75,000.

FELDMAN FINANCIAL ADVISORS, INC.

Table 8

Non-performing Asset Summary

As of December 31, 2016 and 2017 and March 31, 2018

(Dollars in Thousands)

	March 31, 2018	December 31,
		2017	2016
Non-accruing Loans
One- to four family residential real estate loans	$671	$706	$168
Home equity loans and lines of credit	—	49	—
Non-residential real estate loans	123	123	—

Total non-performing loans (NPLs)	794	878	168
Foreclosed real estate	865	865	1,440

Total non-performing assets (NPAs)	$1,659	$1,743	$1,608

Accruing Troubled Debt Restructured Loans
One- to four family residential real estate loans	—	—	341
Home equity loans and lines of credit	48	—	18

Total troubled debt restructurings (TDRs)	48	—	359
Total NPAs and TDRs	$1,707	$1,743	$1,967

Total non-performing loans to total loans	0.56%	0.63%	0.13%
Total NPLs and TDRs to total loans	0.60%	0.63%	0.42%
Total non-performing assets to total assets	0.92%	0.98%	0.92%
Total NPAs and TDRs to total assets	0.95%	0.98%	1.13%

Source: Banks of the Chesapeake, M.H.C.

In relation to total loans, the allowance for loan losses was increased from 0.54% at December 31, 2016 to 0.74% at December 31, 2017. Compared to non-performing loans, the allowance for loan losses declined from 405.4% of 118.2% as a result of the rise in problem loans. The allowance for loan losses expanded to 0.77% of total loans and 137.5% of non-performing loans as of March 31, 2018. The Company incurred $30,000 in charge-offs related to one- to four-family residential loans during the three months ended March 31, 2018.

FELDMAN FINANCIAL ADVISORS, INC.

Table 9

Allowance for Loan Losses

As of or For the Years Ended December 31, 2016 and 2017

And the Three Months Ended March 31, 2017 and 2018

(Dollars in Thousands)

	Three Months Ended		Year Ended
	March 31,		December 31,
	2018	2017	2017	2016
Allowance at beginning of period	$1,038	$681	$681	$803
Charge-offs:
One- to four-family residential loans	(30)	—	(19)	(8)
Home equity loans and lines of credit	—	—	—	(18)
Construction and land development	—	—	(657)	—
Non-residential real estate loans	—	—	—	(35)
Consumer loans	—	—	(2)	(1)

Total charge-offs	(30)	—	(678)	(62)
Recoveries	9	—	10	2

Net charge-offs	(21)	—	(668)	(60)
Provision for (reversal of) loan losses	75	50	1,025	(62)

Allowance at end of period	$1,092	$731	$1,038	$681

Net charge-offs to average loans	0.02%	0.00%	0.48%	0.05%
Allowance to NPLs at end of period	137.53%	432.54%	118.22%	405.36%
Allowance to total loans at end of period	0.77%	0.53%	0.74%	0.54%

Source: Banks of the Chesapeake, M.H.C.

Net charge-offs increased from $60,000 in 2016 to $668,000 in 2017, mainly due to a $657,000 charge-off relating to one construction and land development loan relationship. The ratio of net charge-offs to average loans increased from 0.05% in 2016 to 0.48% in 2017. Net charge-offs amounted to $21,000 or 0.02% of average loans for the three months ended March 31, 2018.

FELDMAN FINANCIAL ADVISORS, INC.

Subsidiary Activity

The Bank is a wholly owned subsidiary of the Company. The Company does not own or operate any other subsidiaries. The Bank does not own or operate any active subsidiaries. Following the Conversion, the Bank will become a wholly owned subsidiary of CBM Bancorp and the Company will cease to exist.

FELDMAN FINANCIAL ADVISORS, INC.

Office Facilities

The Bank currently conducts business from its office in Baltimore, Maryland and three additional branch offices located in the Maryland towns of Arbutus, Bel Air, and Pasadena. The Bank owns its headquarters office building in Baltimore County and the two branch offices in Arbutus (Harford County) and Bel Air (Harford County). The Bank leases the branch location in Pasadena (Anne Arundel County). As of March 31, 2018, the net book value of the Bank’s office properties was $1.7 million, and the net book value of its furniture, fixtures, and equipment was $226,000. The Bank believes that its current facilities are adequate to meet its present and foreseeable needs, subject to possible future expansion. Exhibit II-6 provides summary information about the Bank’s office properties.

The headquarters and main office location are situated at 2001 East Joppa Road in Baltimore, Maryland. This office is owned by the Bank and had a net book value of $766,000 at March 31, 3018. The facility also includes a drive-thru lane, an automated teller machine (“ATM”), and night depository. The main office location was opened in 1972.

The Arbutus branch is located at 5424 Carville Avenue in Arbutus, Maryland, an unincorporated community in Baltimore County. This branch office is owned by the Bank and had a net book value of $196,000 at March 31, 3018. The facility does not have a drive-thru lane or an ATM, but does have a night depository. The Arbutus branch has been open since 1980.

The Bel Air branch is located at 1-A Bel Air South Parkway in Bel Air, Maryland, which serves as the county seat of Harford County. This branch office is owned by the Bank and had a net book value of $712,000 at March 31, 3018. The facility also includes a drive-thru lane, an ATM, and night depository. The Bel Air branch location has been open since 2003.

FELDMAN FINANCIAL ADVISORS, INC.

The Pasadena branch is located at 3820 Mountain Road in Pasadena, Maryland, which is a town in Anne Arundel County. This branch office is leased by the Bank under a lease amendment and extension agreement that is set to expire on December 31, 2018. The facility features includes a drive-thru lane, an ATM, and night depository. The Pasadena branch location was opened in 1987.

FELDMAN FINANCIAL ADVISORS, INC.

Legal Proceedings

The Company is not currently involved in any pending legal proceedings as a defendant other than routine legal proceeding occurring in the ordinary course of business. The Company is not currently a party to any pending legal proceedings that it believes would have a material adverse effect on its financial condition, operating results, or cash flows.

FELDMAN FINANCIAL ADVISORS, INC.

Market Area

Overview of Market Area

The Company primarily serves communities located in the Baltimore MSA from its two office locations in Baltimore County, one office in Anne Arundel County, and one office in Harford County. The main office and Arbutus branch are both located in Baltimore County, while the Pasadena branch is situated in Anne Arundel County and the Bel Air branch serves Harford County. The Baltimore MSA comprises the seven counties of Baltimore City and Baltimore, Anne Arundel, Carroll, Harford, Howard, and Queen Anne’s counties.

The economy of the Baltimore MSA constitutes a diverse cross section of employment sectors, with a mix of services, manufacturing, wholesale/retail trade, federal and local government, health care facilities and finance related employment. The largest employers in the Baltimore MSA include the University System of Maryland, John Hopkins University, John Hopkins Hospital and Health System, U.S. Social Security Administration, Fort Meade, and Aberdeen Proving Ground. The unemployment rates for Maryland and the Baltimore MSA were 4.5% and 4.6%, respectively, in March 2018 (up from 4.2% and 4.4%, respectively, as of March 2017), above the declining national unemployment rate of 4.1% for March 2018. Over the past five years, unemployment rates for Maryland, the Baltimore MSA, and Baltimore County were consistently below the national unemployment rates. The unemployment rates in Anne Arundel and Harford counties have remained low at 3.9% and 4.2%, respectively, for March 2018.

The estimated population of the Baltimore MSA in 2018 was 2.8 million, reflecting an increase of 3.8% since 2010 and a projected five-year growth rate of 2.5% through 2023. Baltimore County and Harford County exhibited similar population trends since 2010 and are expected to show similar growth through 2023. Anne Arundel County’s population expanded by

FELDMAN FINANCIAL ADVISORS, INC.

7.0% since 2010 and is projected to grow by 4.0% over the next five years. The national population growth rate of 5.8% since 2010 was slightly higher than the population growth rate of the Baltimore MSA and Baltimore and Harford counties. The population growth for the state of Maryland approximated 5.0% since 2010.

The median household income in 2018 was $77,704 for the Baltimore MSA, above the national median of $61,045 and below the median of $81,294 for Maryland. Baltimore County exhibited a median household income of $73,009, which was above the national median but below the comparable state and MSA medians. Anne Arundel and Harford counties displayed relatively high median household incomes of $95,583 and $83,297, respectively.

The Baltimore MSA is the 20th most populous metropolitan area in the United States, and together with Washington, D.C. and Northern Virginia, constitutes the fourth largest combined statistical area in the United States. Located adjacent to major transportation corridors and the Washington, D.C. MSA, the Baltimore MSA provides a diversified economic base. In addition, the Company’s market area demonstrates relatively strong population growth trends resulting from the shift to suburban markets for job opportunities and exhibits above-average income levels. The Baltimore MSA is home to several Fortune 1000 companies, including W.R. Grace (chemicals), Legg Mason (investments), T. Rowe Price (investments), McCormick & Company (consumer foods), Ciena (telecommunications equipment), Sinclair Broadcast Group (broadcast media), and Under Armour (sports and casual apparel).

Table 10 presents comparative demographic data for the United States, the state of Maryland, the Baltimore MSA, Baltimore County, Anne Arundel County, and Harford County. The state of Maryland had an estimated population in 2018 eclipsing 6.0 million. Approximately 46% of the state’s residents or 2.8 million resided in the Baltimore MSA, and Baltimore County accounted for approximately 30% of the population of the Baltimore MSA. Anne Arundel County and Harford County represented approximately 20.4% and 9.0% of the population, respectively, of the Baltimore MSA.

FELDMAN FINANCIAL ADVISORS, INC.

Compared to national demographic trends, the Baltimore MSA reflects a similar age distribution as the nation but a wealthier cross-section of residents. The median age of residents in the Baltimore MSA was 38.9 years, as compared to the United States median age of 38.4 years and the median age for the state of Maryland of 39.0 years. Per capita income for the Baltimore MSA was estimated at $42,020 in 2018 as compared to the national average of $33,583. Per capita net income was projected to increase approximately 7.0% in the Baltimore MSA over the next five years as compared to the projected national growth rate of 10.4%. Approximately 38.3% of the households in the Baltimore MSA had median incomes in excess of $100,000 as compared to 28.2% of national households. Approximately 47.4% and 40.5% of the households in Anne Arundel County and Harford County, respectively, had median incomes in excess of $100,000.

FELDMAN FINANCIAL ADVISORS, INC.

Table 10

Selected Demographic Data

					Anne
	United	State of	Baltimore	Baltimore	Arundel	Harford
	States	Maryland	MSA	County	County	County
Total Population
2018 - Current	326,533,070	6,061,065	2,813,526	835,380	575,027	252,161
2023 - Projected	337,947,861	6,244,115	2,884,285	857,055	597,734	258,048
% Change 2010-18	5.76%	4.98%	3.80%	3.77%	6.95%	3.00%
% Change 2018-23	3.50%	3.02%	2.51%	2.59%	3.95%	2.33%
Age Distribution, 2018
0 - 14 Age Group	18.69%	18.36%	18.11%	17.81%	18.56%	17.71%
15 -34 Age Group	27.02%	26.49%	26.94%	26.23%	26.23%	25.20%
35 -54 Age Group	25.50%	26.48%	26.00%	25.21%	27.03%	26.33%
55 -69 Age Group	18.32%	18.70%	18.80%	19.25%	18.50%	20.22%
70+ Age Group	10.46%	9.98%	10.14%	11.49%	9.68%	10.53%
Median Age (years)	38.4	39.0	38.9	39.8	38.9	40.9
Total Households
2018 - Current	123,942,960	2,261,087	1,079,986	327,285	214,379	93,689
2023 - Projected	128,512,580	2,329,036	1,107,888	335,369	223,291	96,194
% Change 2010-18	6.19%	4.85%	3.97%	3.34%	7.52%	3.85%
% Change 2018-23	3.69%	3.01%	2.58%	2.47%	4.16%	2.67%
Household Income, 2018
< $25,000	20.37%	13.72%	15.34%	13.89%	8.97%	13.90%
$25,000 to $49,999	22.08%	16.74%	16.87%	19.09%	13.75%	14.46%
$50,000 to $99,999	29.35%	29.45%	29.49%	32.35%	29.88%	31.09%
$100,000 to $199,999	20.85%	28.42%	27.77%	25.81%	33.85%	31.04%
$200,000+	7.36%	11.66%	10.52%	8.86%	13.55%	9.50%
Average Household Income
2018 - Current	$86,278	$110,014	$104,481	$98,219	$122,219	$104,459
2023 - Projected	$95,107	$117,745	$112,469	$104,874	$129,860	$110,209
% Change 2018-23	10.23%	7.03%	7.65%	6.78%	6.25%	5.50%
Median Household Income
2018 - Current	$61,045	$81,294	$77,704	$73,009	$95,583	$83,297
2023 - Projected	$66,452	$86,966	$83,838	$77,497	$100,656	$87,281
% Change 2018-23	8.86%	6.98%	7.89%	6.15%	5.31%	4.78%
Per Capita Income
2018 - Current	$33,583	$42,020	$41,146	$39,501	$46,778	$39,238
2023 - Projected	$37,060	$44,951	$44,321	$42,124	$49,794	$41,525
% Change 2018-23	10.35%	6.98%	7.72%	6.64%	6.45%	5.83%
Unemployment Rate
March 2016	5.1%	4.5%	4.6%	4.7%	3.8%	4.4%
March 2017	4.6%	4.2%	4.4%	4.4%	3.5%	4.0%
March 2018	4.1%	4.5%	4.6%	4.6%	3.9%	4.2%

Source: S&P Global Market Intelligence.

FELDMAN FINANCIAL ADVISORS, INC.

Market Share Analysis

Table 11 displays branch deposit data for financial institutions (commercial banks and thrift institutions) in the Baltimore MSA as of June 30, 2017 (with deposit data adjusted for subsequently completed mergers). The Company ranked 30th in the Baltimore MSA out of 47 financial institutions with total deposits of $155.6 million as of June 30, 2017 and a market share of 0.2%. The Company also ranked 30th in the Baltimore MSA as of June 30, 2016 with total deposits of $151.6 million and a market share of 0.2%. The deposit market share leaders in the Baltimore MSA include large out-of-state regional banks, such as Bank of America (North Carolina), M&T Bank (New York), PNC Financial (Pennsylvania), Wells Fargo (California), BB&T (North Carolina), and SunTrust (Georgia). Collectively, these six banks held 80.8% of total deposits in the Baltimore MSA as of June 30, 2017.

Table 12 displays branch deposit data for financial institutions in Baltimore, Anne Arundel, and Harford counties as of June 30, 2017. Approximately 82.7% of $128.7 million of the Company’s deposits were held in offices located in Baltimore County as of June 30, 2017. The Company ranked 17th in Baltimore County out of 28 financial institutions with a deposit market share of 0.7%. The Company held 9.7% or $15.1 million of its deposits in Anne Arundel County as of June 30, 2017, and ranked 25th out of 26 financial institutions with a deposit market share of 0.1%. The Company held 7.6% or $11.8 million of its deposits in Harford County as of June 30, 2017, and ranked 17th out of 17 financial institutions with a deposit market share of 0.3%. The Company’s year-to-year deposit growth rates in Baltimore, Anne Arundel, and Harford counties measured 1.5%, 11.0%, and 6.2%, respectively. The Company’s year-to-year growth of aggregate deposit balances in Baltimore, Anne Arundel, and Harford counties amounted to $1.9 million, $1.5 million, and $684,000, respectively.

FELDMAN FINANCIAL ADVISORS, INC.

Table 11

Deposit Market Share in the Baltimore MSA

Data as of June 30, 2017

(Adjusted for Subsequently Completed Mergers)

2017 Rank	2016 Rank	Institution (State)	Type	2017 No. of Branch Offices	2017 Deposits in Market ($000)	2017 Market Share (%)	2016 Deposits in Market ($000)	2016 Market Share (%)
1	1	Bank of America Corp. (NC)	Bank	78	20,179,933	27.90	19,011,344	27.12
2	2	M&T Bank Corp. (NY)	Bank	98	15,622,052	21.60	15,501,085	22.11
3	3	PNC Financial Services Group (PA)	Bank	93	7,679,236	10.62	7,325,938	10.45
4	4	Wells Fargo & Co. (CA)	Bank	58	7,190,867	9.94	7,012,466	10.00
5	5	BB&T Corp. (NC)	Bank	69	5,494,952	7.60	5,632,266	8.03
6	6	SunTrust Banks Inc. (GA)	Bank	38	2,292,668	3.17	2,352,151	3.36
7	7	Howard Bancorp Inc. (MD)	Bank	17	1,545,018	2.14	1,489,600	2.12
8	8	F.N.B. Corp. (PA)	Bank	25	1,275,822	1.76	1,186,861	1.69
9	9	Capital One Financial Corp. (VA)	Bank	14	1,117,185	1.54	1,177,341	1.68
10	10	Fulton Financial Corp. (PA)	Bank	16	996,846	1.38	895,561	1.28
11	11	Sandy Spring Bancorp Inc. (MD)	Bank	9	887,028	1.23	783,887	1.12
12	13	Old Line Bancshares Inc (MD)	Bank	19	781,730	1.08	736,490	1.05
13	12	Rosedale FS&LA (MD)	Thrift	10	761,933	1.05	757,836	1.08
14	14	Severn Bancorp Inc. (MD)	Thrift	5	582,395	0.81	546,005	0.78
15	15	Capital Funding Bancorp Inc. (MD)	Bank	3	512,978	0.71	535,208	0.76
16	16	Shore Bancshares Inc. (MD)	Bank	8	465,104	0.64	455,420	0.65
17	17	Hamilton Bancorp Inc (MD)	Bank	7	417,048	0.58	433,779	0.62
18	18	Arundel FSB (MD)	Thrift	7	381,397	0.53	392,225	0.56
19	19	Queenstown Bancorp of MD (MD)	Bank	6	377,084	0.52	351,701	0.50
20	26	Revere Bank (MD)	Bank	3	341,756	0.47	236,107	0.34
21	20	Glen Burnie Bancorp (MD)	Bank	8	335,682	0.46	337,952	0.48
22	21	Farmers & Merchants Bancshs. (MD)	Bank	7	318,838	0.44	287,630	0.41
23	22	ACNB Corp. (PA)	Bank	7	292,560	0.40	263,971	0.38
24	23	Toronto-Dominion Bank	Bank	7	281,348	0.39	255,191	0.36
25	25	Harford Bank (MD)	Bank	7	256,700	0.35	251,489	0.36
26	24	Eastern SB FSB (MD)	Thrift	5	233,592	0.32	253,883	0.36
27	28	Codorus Valley Bancorp Inc. (PA)	Bank	6	222,389	0.31	201,151	0.29
28	27	Harbor Bankshares Corporation (MD)	Bank	6	208,581	0.29	201,475	0.29
29	32	Community Bankers Trust Corp (VA)	Bank	4	158,086	0.22	129,442	0.18
30	30	Banks of the Chesapeake, M.H.C. (MD)	Thrift	4	155,630	0.22	151,553	0.22
31	31	BV Financial Inc. (MHC) (MD)	Thrift	4	145,081	0.20	143,646	0.20
32	29	Kopernik Bank (MD)	Thrift	4	132,891	0.18	155,686	0.22
33	33	Carroll Bancorp Inc. (MD)	Bank	2	118,391	0.16	117,867	0.17
34	34	MB Bancorp Inc (MD)	Thrift	3	103,683	0.14	96,491	0.14
35	35	Jarrettsville FS&LA (MD)	Thrift	1	97,401	0.13	92,129	0.13
36	36	Glen Burnie Mutual Svgs. Bank (MD)	Thrift	1	85,584	0.12	81,150	0.12
37	41	Woori Bank	Bank	1	48,488	0.07	37,655	0.05
38	39	Maryland Financial Bk (MD)	Bank	1	47,757	0.07	39,086	0.06
39	37	First Citizens BancShares Inc. (NC)	Bank	1	41,240	0.06	48,288	0.07
40	38	Homewood FSB (MD)	Thrift	1	40,797	0.06	44,087	0.06
41	40	North Arundel SB (MD)	Thrift	1	39,371	0.05	38,947	0.06
42	42	Cecil Bancorp Inc. (MD)	Bank	1	20,798	0.03	25,260	0.04
43	43	Colombo Bank (MD)	Thrift	1	18,694	0.03	15,211	0.02
44	44	Peoples Bancorp Inc (MD)	Bank	1	14,420	0.02	14,326	0.02
45	45	Woodforest Financial Group (TX)	Bank	5	9,528	0.01	7,553	0.01
46	—	Capital Bancorp Inc. (MD)	Bank	1	595	0.00	0	0.00
47	46	BOK Financial Corp. (OK)	Bank	1	0	0.00	0	0.00
		Total for Institutions in Market		674	72,331,157		70,104,390

Source: S&P Global Market Intelligence.

FELDMAN FINANCIAL ADVISORS, INC.

Table 12

Deposit Market Share in Selected Maryland Counties

Data as of June 30, 2017

(Adjusted for Subsequently Completed Mergers)

2017 Rank	2016 Rank	Institution (State)	Type	2017 No. of Branch Offices	2017 Deposits in Market ($000)	2017 Market Share (%)	2016 Deposits in Market ($000)	2016 Market Share (%)
Baltimore County, Maryland
1	1	Bank of America Corp. (NC)	Bank	29	3,899,106	22.07	3,629,995	21.36
2	2	M&T Bank Corp. (NY)	Bank	37	3,426,646	19.39	3,234,300	19.03
3	3	Wells Fargo & Co. (CA)	Bank	21	2,081,985	11.78	2,057,422	12.11
4	4	PNC Financial Services Group (PA)	Bank	30	1,846,364	10.45	1,755,135	10.33
5	5	BB&T Corp. (NC)	Bank	16	1,461,107	8.27	1,592,373	9.37
6	6	SunTrust Banks Inc. (GA)	Bank	15	778,204	4.40	757,057	4.45
7	7	Rosedale FS&LA (MD)	Thrift	7	622,094	3.52	624,180	3.67
8	8	Howard Bancorp Inc. (MD)	Bank	7	587,376	3.32	532,215	3.13
9	9	Capital Funding Bancorp Inc. (MD)	Bank	1	468,121	2.65	488,956	2.88
10	10	F.N.B. Corp. (PA)	Bank	10	465,353	2.63	422,680	2.49
17	17	Banks of the Chesapeake, M.H.C. (MD)	Thrift	2	128,745	0.73	126,853	0.75
		Total for Institutions in Market		215	17,670,779		16,995,171
Anne Arundel County, Maryland
1	1	Bank of America Corp. (NC)	Bank	15	2,655,409	21.02	2,496,720	21.19
2	2	M&T Bank Corp. (NY)	Bank	17	2,391,198	18.93	2,071,809	17.58
3	3	BB&T Corp. (NC)	Bank	16	1,426,809	11.29	1,375,021	11.67
4	4	Wells Fargo & Co. (CA)	Bank	10	981,193	7.77	947,987	8.04
5	5	PNC Financial Services Group (PA)	Bank	18	910,989	7.21	803,340	6.82
6	8	Severn Bancorp Inc. (MD)	Thrift	5	582,395	4.61	546,005	4.63
7	6	SunTrust Banks Inc. (GA)	Bank	8	569,984	4.51	554,999	4.71
8	7	F.N.B. Corp. (PA)	Bank	7	563,382	4.46	550,574	4.67
9	9	Sandy Spring Bancorp Inc. (MD)	Bank	5	473,980	3.75	423,803	3.60
10	10	Capital One Financial Corp. (VA)	Bank	4	398,956	3.16	416,792	3.54
25	25	Banks of the Chesapeake, M.H.C. (MD)	Thrift	1	15,126	0.12	13,625	0.12
		Total for Institutions in Market		147	12,634,723		11,785,281
Harford County, Maryland
1	2	M&T Bank Corp. (NY)	Bank	9	658,396	17.37	604,720	16.72
2	1	Bank of America Corp. (NC)	Bank	4	642,294	16.95	620,193	17.15
3	4	PNC Financial Services Group (PA)	Bank	7	518,561	13.68	494,400	13.67
4	3	BB&T Corp. (NC)	Bank	10	516,738	13.63	519,915	14.37
5	5	Wells Fargo & Co. (CA)	Bank	3	348,939	9.21	336,074	9.29
6	6	Harford Bank (MD)	Bank	7	256,700	6.77	251,489	6.95
7	7	Howard Bancorp Inc. (MD)	Bank	3	151,604	4.00	136,143	3.76
8	8	Rosedale FS&LA (MD)	Thrift	3	139,839	3.69	133,656	3.70
9	9	SunTrust Banks Inc. (GA)	Bank	1	103,355	2.73	92,566	2.56
10	11	F.N.B. Corp. (PA)	Bank	4	100,420	2.65	83,198	2.30
17	18	Banks of the Chesapeake, M.H.C. (MD)	Thrift	1	11,759	0.31	11,075	0.31
		Total for Institutions in Market		60	3,789,832		3,616,916

Source: S&P Global Market Intelligence.

FELDMAN FINANCIAL ADVISORS, INC.

Table 13 provides residential mortgage market share data for the top 40 lenders in the Baltimore MSA during 2015 and 2016. Not all companies in the market report the sourced data. Out-of-state lenders such as Wells Fargo, Quicken Loans, SunTrust, and M&T Bank ranked among the top ten residential lenders in the local market area, with Wells Fargo originating $1.7 billion and Quicken Loans originating $982.3 million in 2016. In-state lenders among the top ten in 2015 were First Home Mortgage Corp. ($908.2 million) and Howard Bancorp ($502.6 million), which recently completed the acquisition of 1st Mariner Bank. The average residential mortgage loan funded in the Baltimore MSA was approximately $292,000 in 2016. The Company ranked 187th with total residential mortgage loans funded of $14.4 million in the Baltimore MSA for 2016. Previously, the Company ranked 160th in 2015 with total residential mortgage loans funded of $18.8 million.

FELDMAN FINANCIAL ADVISORS, INC.

Table 13

Residential Mortgage Lending Market Share

Data for the Baltimore MSA in 2015 and 2016

(Adjusted for Subsequently Completed Mergers)

2016 Rank	2015 Rank	Company (State)	Type	2016 Funded Loans ($000)	2016 Market Share (%)	2015 Funded Loans ($000)	2015 Market Share (%)
1	1	Wells Fargo & Co. (CA)	Bank	1,741,703	7.59	1,447,765	7.26
2	2	Quicken Loans Inc. (MI)	Mortgage Bank	982,318	4.28	879,953	4.41
3	3	First Home Mortgage Corp. (MD)	Mortgage Bank	908,154	3.96	827,634	4.15
4	4	SunTrust Banks Inc. (GA)	Bank	844,189	3.68	640,070	3.21
5	6	Howard Bancorp Inc. (MD)	Bank	502,645	2.19	483,963	2.43
6	18	M&T Bank Corp. (NY)	Bank	489,552	2.13	293,915	1.47
7	13	TowneBank (VA)	Bank	455,031	1.98	333,595	1.67
8	14	Caliber Home Loans Inc. (TX)	Mortgage Bank	450,512	1.96	326,541	1.64
9	8	Navy FCU (VA)	Credit Union	441,757	1.92	436,664	2.19
10	15	LoanDepot Holdings LLC (CA)	Mortgage Bank	426,347	1.86	305,609	1.53
11	5	Bank of America Corp. (NC)	Bank	423,447	1.84	513,697	2.57
12	16	Primary Residential Mrtg Inc (UT)	Mortgage Bank	421,997	1.84	302,168	1.51
13	11	NVR Inc. (VA)	Homebuilder	406,361	1.77	361,608	1.81
14	24	Freedom Mortgage Corp. (NJ)	Mortgage Bank	378,782	1.65	208,663	1.05
15	9	Prosperity Home Mortgage LLC (VA)	Mortgage Bank	367,312	1.60	423,898	2.12
16	10	JPMorgan Chase & Co. (NY)	Bank	343,217	1.50	381,125	1.91
17	19	United Bankshares Inc. (WV)	Bank	336,553	1.47	267,727	1.34
18	17	BB&T Corp. (NC)	Bank	322,662	1.41	301,622	1.51
19	7	PNC Financial Services Group (PA)	Bank	308,896	1.35	445,855	2.23
20	12	Capital One Financial Corp. (VA)	Bank	304,150	1.33	336,462	1.69
21	41	USAA FSB (TX)	Thrift	277,516	1.21	144,730	0.73
22	22	Flagstar Bank FSB (MI)	Thrift	246,081	1.07	216,602	1.09
23	23	Guaranteed Rate Inc. (IL)	Mortgage Bank	242,911	1.06	214,040	1.07
24	34	Blackstone Group L.P. (NY)	Asset Manager	237,651	1.04	170,937	0.86
25	21	State Employees CU of MD Inc (MD)	Credit Union	233,205	1.02	220,678	1.11
26	20	Presidential Holdings Inc. (MD)	Thrift	225,771	0.98	223,831	1.12
27	31	Sun West Mortgage Co. (CA)	Mortgage Bank	221,702	0.97	173,496	0.87
28	33	Academy Mortgage Corp. (UT)	Mortgage Bank	217,230	0.95	171,229	0.86
29	32	NFM Inc. (MD)	Mortgage Bank	212,284	0.92	172,753	0.87
30	28	New Penn Financial LLC (PA)	Mortgage Bank	209,692	0.91	182,471	0.91
31	40	Fulton Financial Corp. (PA)	Bank	209,050	0.91	145,208	0.73
32	26	Embrace Home Loans Inc. (RI)	Mortgage Bank	206,123	0.90	198,540	1.00
33	38	Southern Trust Mortgage LLC (VA)	Mortgage Bank	201,885	0.88	159,622	0.80
34	35	PrimeLending (TX)	Mortgage Bank	196,288	0.86	170,683	0.86
35	25	Corridor Mortgage Group Inc. (MD)	Mortgage Bank	189,932	0.83	200,727	1.01
36	37	HomeBridge Financial Svcs Inc. (NJ)	Mortgage Bank	188,786	0.82	164,826	0.83
37	27	Sandy Spring Bancorp Inc. (MD)	Bank	187,194	0.82	190,520	0.95
38	43	Nationstar Mortgage LLC (TX)	Mortgage Bank	179,583	0.78	138,310	0.69
39	44	Sierra Pacific Mortgage Co. (CA)	Mortgage Bank	164,536	0.72	137,193	0.69
40	39	Tower FCU (MD)	Credit Union	164,121	0.72	154,379	0.77
187	160	Banks of the Chesapeake, M.H.C. (MD) Thrift		14,367	0.06	18,785	0.09
		Total for Institutions in Market		79,482,277		70,658,012

Source: S&P Global Market Intelligence.

FELDMAN FINANCIAL ADVISORS, INC.

Summary Outlook

The Company has reported low levels of profitability over the past four years with an average ROA of approximately 0.22%. For the three months ended March 31, 2018, the Company’s earnings improved to an annualized ROA result of 0.58% with increased profitability supported by an expanding net interest margin, normalized loan loss provision level, and a reduction in the effective income tax rate. The Company’s net interest margin has advanced in recent periods as steady loan portfolio expansion has improved the average yield on interest-earning assets and its cost of funds is restrained by a relatively large concentration of core deposits. However, the expansion of the loan portfolio has been accompanied by necessary increases in lending and credit administration personnel. As a result, non-interest expense (exclusive of foreclosed real estate costs) is expected to continue an upward trend. In addition, incremental non-interest expenses associated with the proposed stock benefit plans will place further pressure on operating margins.

The Company’s recent earnings fundamentals reflected an above-average net interest margin offset by an increased loan loss provision and a low level of revenue generated from non-interest income sources. While the Company’s net interest income is the engine for earnings growth, the Company’s efficiency ratio has room for improvement either through increasing non-interest income or leveraging the operating infrastructure to be more productive in generating revenue. Also, it is imperative that the Company monitor its asset quality and control credit-related losses as its credit risk profile broadens to include increased concentrations of non-residential real estate loans.

FELDMAN FINANCIAL ADVISORS, INC.

II. COMPARISONS WITH PUBLICLY TRADED THRIFTS

General Overview

The comparative market approach provides a sound basis for determining estimates of going-concern valuations where a regular and active market exists for the stocks of peer institutions. The comparative market approach was utilized in determining the estimated pro forma market value of the Company because: (i) reliable market and financial data are readily available for comparable institutions; (ii) the comparative market method is required by the applicable regulatory guidelines; and (iii) other alternative valuation methods (such as income capitalization, liquidation analysis, or discounted cash flow) are unlikely to produce a valuation relevant to the future trading patterns of the related equity interest. The generally employed valuation method in initial public offerings, where possible, is the comparative market approach, which also can be relied upon to determine pro forma market value in a thrift stock conversion.

The comparative market approach derives valuation benchmarks from the trading patterns of selected peer institutions which, due to certain factors such as financial performance and operating strategies, enable the appraiser to estimate the potential value of the subject institution in a stock conversion offering. The pricing and trading history of recent initial public offerings of thrifts are also examined to provide evidence of the “new issue discount” that must be considered. In Chapter II, our valuation analysis focuses on the selection and comparison of the Company with a comparable group of publicly traded thrift institutions (the “Comparative Group”). Chapter III will detail any additional discounts or premiums that we believe are appropriate to the Company’s pro forma market value.

FELDMAN FINANCIAL ADVISORS, INC.

Selection Criteria

Selected market price and financial performance data for all public thrifts listed on major stock exchanges are shown in Exhibit III. The list excludes companies that are subject to being acquired under a pending transaction and companies that have a majority ownership interest controlled by a mutual holding company (“MHC”). Several criteria, discussed below, were used to select the individual members of the Comparative Group from the overall universe of publicly traded thrifts.

•	Operating characteristics – An institution’s operating characteristics are the most important factors because they affect investors’ expected rates of return on a company’s stock under various business/economic scenarios, and they influence the market’s general perception of the quality and attractiveness of a given company. Operating characteristics, which may vary in importance during the business cycle, include financial variables such as profitability, balance sheet growth, capitalization, asset quality, and other factors such as lines of business and management strategies.

•	Degree of marketability and liquidity – Marketability of a stock reflects the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale. Marketability also connotes the existence of buying interest as well as selling interest and is usually indicated by trading volumes and the spread between the bid and asked price for a security. Liquidity of the stock issue refers to the organized market exchange process whereby the security can be converted into cash. We attempted to limit our selection to companies that have access to a regular trading market or price quotations, and therefore only considered companies listed on major stock exchanges. We eliminated from the Comparative Group companies with market prices that were materially influenced by announced acquisitions or other unusual circumstances. However, the expectation of continued industry consolidation is currently embedded in thrift equity valuations.

•	Geographic Location – The region of the country where a company operates is also of importance in selecting the comparative group. The operating environment for thrift institutions varies from region to region with respect to business and economic environments, real estate market conditions, speculative takeover activity, and investment climates. Economic and investor climates can also vary greatly within a region, particularly due to takeover activity.

FELDMAN FINANCIAL ADVISORS, INC.

The operations of the Company fit the general profile of a smaller thrift institution, concentrating primarily on real estate lending in its local market and relying significantly on retail deposits as a funding source. Residential loans remain the core product in the Company’s loan portfolio, drawing upon its roots as a traditional home lender. However, the Company has diversified its loan mix through the steady origination of non-residential loans and, to a lesser extent, construction and land development loans along with commercial business loans.

In determining the Comparative Group composition, we focused on the Company’s geographic location, asset size, capitalization, asset quality, and earnings fundamentals. Attempting to concentrate on the Company’s performance characteristics and to develop a meaningful number of comparables for valuation purposes, we expanded the criteria to include a statistically significant number of companies. In addition, because of the scarcity of candidates meeting the criteria precisely, we increased the asset size constraint to generate a meaningful number of comparables while maintaining non-size related characteristics. As with any composition of a group of comparable companies, the selection criteria were broadened sufficiently to assemble a meaningful number of members. We performed an initial screening of publicly traded thrifts headquartered in the Mid-Atlantic region of the United States with total assets less than $650 million. We then expanded the selection criteria to other geographic regions and applied the following overall selection criteria:

•	Publicly traded thrift – stock-form thrift whose shares are traded on the New York, NYSE American, or NASDAQ stock markets.

•	Excludes mutual holding companies – company’s majority ownership interest is not held by an MHC.

•	Seasoned trading issue – company has been publicly traded for at least one year and has at least four quarters of financial data after its initial public offering (“IPO”).

•	Geographic location – based in the Mid-Atlantic, Northeast, Southeast, or Midwest regions of the country.

FELDMAN FINANCIAL ADVISORS, INC.

•	Non-acquisition target – company is not subject to a pending acquisition.

•	Asset size – total assets less than $650 million.

•	Capital level – tangible equity to assets ratio greater than 8.0%.

•	Credit quality – non-performing assets to assets ratio less than 3.0%.

•	Market capitalization – total market capitalization less than $100 million.

As a result of applying the stated criteria, the screening process produced a reliable representation of public thrifts. A general operating summary of the ten companies included in the Comparative Group is presented in Table 14. All of the selected companies are traded on the NASDAQ market. The Comparative Group ranged in asset size from $263.8 million at HV Bancorp to $619.3 million at IF Bancorp. The median asset size of the Comparative Group was $335.6 million, larger than the Company’s total assets of $180.0 million. There are four public thrifts located in Maryland; however, they were all excluded due to not meeting certain selection criteria. BV Financial is a mutual holding company and traded on the over-the-counter (“OTC”) market. MB Bancorp and Colombo Bank are also traded on the OTC market. In addition, Colombo Bank is the target seller in a pending acquisition announced in early May 2018. Finally, with total assets over $800 million, Severn Bancorp exceeded the asset size threshold.

Four of the Comparative Group members are located in the Mid-Atlantic states of New York (Elmira Savings Bank and FSB Bancorp) and Pennsylvania (HV Bancorp and WVS Financial). Four of the members are based in the Midwest states of Illinois (IF Bancorp and Ottawa Bancorp), Kentucky (Poage Bankshares), and Nebraska (Equitable Financial). Two of the Comparative Group members are headquartered in the Northeast states of Connecticut (PB Bancorp) and Massachusetts (Melrose Bancorp). While some differences inevitably may exist between the Company and the individual companies, we believe that the chosen Comparative Group on the whole provides a meaningful basis of financial comparison for valuation purposes.

FELDMAN FINANCIAL ADVISORS, INC.

Table 14

Comparative Group Operating Summary

As of March 31, 2018

Company	City	St.	No. of Offices	IPO Date	Total Assets ($mil.)	Tang. Equity/ Assets (%)
Banks of the Chesapeake, M.H.C.	Baltimore	MD	4	NA	$180.0	12.12
Comparative Group
Elmira Savings Bank	Elmira	NY	12	03/01/85	553.3	8.24
Equitable Financial Corp.	Grand Island	NE	6	11/09/05	305.7	11.25
FSB Bancorp, Inc.	Fairport	NY	5	08/15/07	314.7	9.95
HV Bancorp, Inc.	Huntingdon Valley	PA	6	01/11/17	263.8	11.56
IF Bancorp, Inc.	Watseka	IL	7	07/08/11	619.3	13.18
Melrose Bancorp, Inc.	Melrose	MA	1	10/22/14	311.1	14.28
Ottawa Bancorp, Inc.	Ottawa	IL	3	07/14/05	268.0	18.85
PB Bancorp, Inc.	Putnam	CT	8	10/05/04	530.5	14.72
Poage Bankshares, Inc.	Ashland	KY	9	09/13/11	450.3	13.05
WVS Financial Corp.	Pittsburgh	PA	6	11/29/93	356.4	9.59

Source: Banks of the Chesapeake, M.H.C.; S&P Global Market Intelligence.

FELDMAN FINANCIAL ADVISORS, INC.

Recent Financial Comparisons

Table 15 summarizes certain key financial comparisons between the Company and the Comparative Group. Tables 16 through 20 contain the detailed financial comparisons of the Company with the individual Comparative Group companies based on measures of profitability, income and expense components, capital levels, balance sheet composition, asset quality, and growth rates. Financial data for the Company, the Comparative Group, and All Public Thrift aggregate were utilized for the latest available period as of or for the last twelve months (“LTM”) ended March 31, 2018.

The Company’s LTM ROA was 0.04%, reflecting profitability below the Comparative Group median of 0.37% and the All Public Thrift median of 0.60%. The Company’s lower ROA was attributable mainly to a higher level of loan loss provisions and a lower level of non-interest income. The Company’s LTM ROE was 0.36% and further lagged the Comparative Group median of 2.49%. As discussed previously, the Company’s profitability was also adversely affected by an increased income tax provision related to a deferred tax adjustment in conjunction with the reduction in the corporate income tax rate. Several members of the Comparative Group also experienced increased effective income tax rates for similar reasons.

Based on pre-tax core earnings as adjusted to exclude income taxes, intangibles amortization expense, and non-recurring items, the Company’s core profitability was still lower than the Comparative Group’s levels. The Company’s LTM pre-tax core earnings ratio was 0.31% of average assets and positioned below the corresponding Comparative Group median of 0.67% and the All Public Thrift median of 1.09%. The Company’s net interest income level surpassed the Comparative Group and All Public Thrift medians, but did not sufficiently offset the disadvantage in higher loan loss provision and lower non-interest income levels.

FELDMAN FINANCIAL ADVISORS, INC.

Table 15

Key Financial Comparisons

Banks of the Chesapeake, M.H.C. and the Comparative Group

As of or For the Last Twelve Months Ended March 31, 2018

	Banks of the Chesapeake	Comp. Group Median	All Public Thrift Median
Profitability Ratios
LTM Return on Average Assets (ROA)	0.04%	0.37%	0.60%
LTM Return on Average Equity (ROE)	0.36	2.49	4.90
Core Return on Avg. Assets (Core ROA)	0.04	0.36	0.59
Core Return on Avg. Equity (Core ROE)	0.36	2.49	5.81
Net Interest Margin	3.70	2.99	3.13
Efficiency Ratio	74.15	73.09	65.21
Income and Expense (% of avg. assets)
Total Interest Income	3.92	3.66	3.61
Total Interest Expense	0.46	0.68	0.73
Net Interest Income	3.46	2.82	2.96
Provision for Loan Losses	0.58	0.13	0.08
Other Operating Income	0.47	0.77	0.59
Net Secs. Gains and Non-rec. Income	0.00	0.01	0.01
General and Administrative Expense	3.03	2.97	2.63
Intangibles Amortization Expense	0.00	0.00	0.00
Non-recurring Expense	0.00	0.00	0.00
Pre-tax Core Earnings	0.31	0.67	1.09
Equity Capital Ratios
Total Equity / Total Assets	12.12	12.42	11.77
Tangible Equity / Tangible Assets	12.12	12.31	11.22
Growth Rates
Total Assets	0.19	7.31	5.08
Net Total Loans	3.08	13.44	8.20
Total Deposits	0.27	6.84	6.36

FELDMAN FINANCIAL ADVISORS, INC.

Table 15 (continued)

Key Financial Comparisons

Banks of the Chesapeake, M.H.C. and the Comparative Group

As of or For the Last Twelve Months Ended March 31, 2018

	Banks of the Chesapeake	Comp. Group Median	All Public Thrift Median
Balance Sheet Composition (% of total assets)
Cash and Securities	16.75%	18.65%	15.48%
Loans Receivable, net	78.12	77.46	78.71
Real Estate Owned	0.48	0.01	0.03
Intangible Assets	0.00	0.17	0.35
Other Assets	4.10	3.97	5.43
Total Deposits	86.85	75.55	74.67
Borrowed Funds	0.00	7.34	10.67
Other Liabilities	1.03	0.99	2.59
Total Liabilities	87.88	87.58	88.23
Total Equity	12.12	12.42	11.77
Loan Portfolio Composition (% of total loans)
Residential Mortgage Loans	51.43	64.00	34.78
Other Real Estate Mortgage Loans	44.79	18.44	44.53
Non-mortgage Loans	3.78	13.93	20.69
Credit Risk Ratios
Non-performing Loans(1) /Total Loans	0.60	0.90	0.83
Non-performing Assets(1) / Total Assets	0.95	0.71	0.71
Reserves / Non-performing Loans(1)	129.69	63.15	99.60
Reserves / Total Loans	0.77	0.91	0.89

(1)	Includes troubled debt restructurings.

Source: Banks of the Chesapeake, M.H.C.; S&P Global Market Intelligence; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

As shown in Table 18, the Company’s level of net interest income at 3.46% of average assets exceeded the Comparative Group median of 2.82%, owing to the Company’s relatively high concentration of assets invested in loans and the ongoing diversification of its loan portfolio to include higher yielding non-residential real estate loans. The Company’s comparatively low cost of funds also benefited its net interest income production. The Company’s interest income measured 3.92% of average assets for the LTM period, exceeding the Comparative Group median of 3.66%. The Company’s interest expense amounted to 0.47% of average assets and was positioned below the corresponding Comparative Group median of 0.68%. The Company’s substantial core deposit base and absence of borrowed funds collectively have a restraining effect on its cost of funds. Among the Comparative Group members, only HV Bancorp at 0.47% and Ottawa Bancorp at 0.49% displayed ratios of non-interest expense to average assets as low as the Company.

The Company’s non-interest operating income totaled 0.47% of average assets, noticeably lagging behind the Comparative Group median of 0.77%. The Company’s primary sources of non-interest income include customer service fees, income from BOLI, and gains on sale of loans. As noted earlier, the Company has cultivated a stable and loyal core deposit base that provides a low-cost funding source. In connection with this emphasis on deposit retention, the Company’s customer-friendly deposit product offerings are not structured to generate substantial fee income potential. Other members of the Comparative Group exhibit broader business channels for non-interest income production. For example, HV Bancorp and FSB Bancorp reported non-interest income levels measuring 1.90% and 1.20% of average assets, respectively, reflecting significant income contributions from mortgage banking activities.

FELDMAN FINANCIAL ADVISORS, INC.

The Company’s loan loss provision amounted to 0.58% of average assets for the recent LTM period and exceeded the Comparative Group median of 0.08%. Following a reversal of the loan loss provision in the year ended December 31, 2016, the Company made a sizeable provision for loan losses in the year ended December 31, 2017. The increased provision levels were reflected in the Company’s LTM operating results. Among the Comparative Group members, only Poage Bankshares at 0.81% and Equitable Financial at 0.48% reported provision levels in range of the Company’s level. Both of these companies have experienced recent increases in non-performing loans with Poage Bankshares and Equitable Financial exhibiting ratios of 3.04% and 2.75%, respectively, of non-performing loans to total loans, as compared to the Company’s much lower ratio of 0.60%. The Company’s 129.7% ratio of loan loss reserves to non-performing loans compared favorably to the Comparative Group median of 52.0%. However, the Company’s 0.77% ratio of reserves to total loans was positioned below the Comparative Group median of 0.91%. The Company’s 0.95% ratio of non-performing assets, which includes the parcel of foreclosed real estate, was higher than the Comparative Group median of 0.71%.

The Company’s operating expense ratio at 3.03% of average assets was slightly higher than the Comparative Group median of 2.97%. However, the members of the Comparative Group reporting above-average ratios of operating expense also exhibited above-average levels of non-interest income as the added expense infrastructure is necessary to partially support the non-interest income production. The comparative disadvantage experienced by the Company was its slightly high level of operating expense accompanied by a low level of non-interest income. In recent years, the Company’s non-interest expense has been increased by the inclusion of significant levels of foreclosed real estate costs. The Company’s operating expenses are expected to increase in the near term as a result of operating as a public company,

FELDMAN FINANCIAL ADVISORS, INC.

establishing employee stock benefit plans, and the recent addition of new employees. The Company’s efficiency ratio (non-interest expense less intangibles amortization expense as a percent of net interest income before provision plus non-interest operating income) was relatively high at 74.2% as was the Comparative Group median of 73.1%. Conversely, the All Public Thrift composite median efficiency ratio was 65.2%. The All Public Thrift aggregate includes a higher proportion of larger asset-size companies that are able to take advantage of economies of scale and thereby operate their banking franchises more efficiently.

As reflected in Table 19, the overall balance sheet composition of the Company reflected a slightly higher concentration of loans to assets versus that of the Comparative Group. The Company’s net total loans amounted to 78.1% of total assets as of March 31, 2018, eclipsing the median of 77.5% for the Comparative Group. The Company’s ratio of cash and securities to total assets was 16.8% and lower than the median of 18.7% of the Comparative Group. The Company had no goodwill or other intangible assets on its balance sheet as of March 31, 2018. The Company’s real estate owned measured 0.5% of total assets and was higher than the 0.1% level reflected by the Comparative Group median. The Company’s ratio of other assets measured 4.7% and was slightly higher than the Comparative Group median of 4.0%.

The Company had no borrowings as of March 31, 2018, as compared to the median borrowed funds level as a percentage of total assets of 7.3% for the Comparative Group. The Company’s deposit level at 86.9% of total assets was above the Comparative Group’s median deposit level of 75.6% of total assets. The Company’s equity level before the Conversion was 12.1% relative to total assets, which was modestly below the Comparative Group median of 12.4%.

FELDMAN FINANCIAL ADVISORS, INC.

As indicated earlier, the Company has progressed steadily in its effort to diversify its loan portfolio mix, which includes a relatively high concentration of non-residential and other real estate loans. The Company’s level of residential mortgage loans (including home equity loans) measured 51.4% of total loans based on regulatory financial data as of March 31, 2018, below the Comparative Group median of 64.0%. The Comparative Group includes a number of companies that still maintain a traditional thrift orientation with a heavy emphasis on residential mortgage lending. Conversely, the Company’s concentration of non-residential (commercial real estate, multi-family mortgage, and construction and land development loans) represented 44.8% of total loans and outdistanced the Comparative Group median of 18.4%. However, the Company exhibited a low level of non-mortgage loans, which accounted for only 3.8% of total loans versus the Comparative Group median of 13.9%. The Company has a negligible amount of consumer loans and its commercial business loan portfolio has begun to gain growth momentum only over the past year.

The Company’s recent emphasis on restrained balance sheet growth is reflected in the comparative growth rates. The Company’s asset growth rate measured 0.2% over the recent LTM period versus the Comparative Group median asset growth rate of 7.3%. The Company also exhibited a relatively insignificant deposit growth rate of 0.3% versus the Comparative Group median of 6.8%. The Company’s 3.1% loan growth rate lagged the Comparative Group median loan growth rate of 13.4%. Most members of the Comparative Group logged double-digit loan growth rates over the LTM period, led by HV Bancorp expanding its loan portfolio by 82.4% as it attempted to leverage and redeploy capital proceeds raised from its conversion IPO. Ottawa Bancorp, PB Bancorp, and Equitable Financial registered strong loan growth rates of 31.4%, 19.5%, and 15.8%, respectively, over the LTM period.

FELDMAN FINANCIAL ADVISORS, INC.

In summary, the Company’s recent earnings performance was below the results exhibited by the Comparative Group, while its asset quality and capital position were comparable. The Company’s profitability was characterized by an above-average level of net interest income offset by a high loan loss provision level and low non-interest income production. The Company’s net interest margin is bolstered by a solid capital level, relatively low cost of funds, and strong yields generated by its diversified real estate loan portfolio. Similar to most financial institutions its size, the Company is faced with the ongoing challenge of improving its efficiency ratio either through enhancing non-interest income production or improving the efficiency and productivity of its operating infrastructure. The Company’s earnings growth outlook will depend largely on its ability to maintain satisfactory loan quality as its grows the portfolio, improve the net interest margin across movements in the interest rate environment, and control non-interest expense as it seeks to expand its operations and transition to a public company.

FELDMAN FINANCIAL ADVISORS, INC.

Table 16

General Operating Characteristics

As of March 31, 2018

	City/State	Ticker	Exchange	No. of Offices	IPO Date	Total Assets ($000s)	Total Deposits ($000s)	Total Equity ($000s)	Tang. Common Equity ($000s)
Banks of the Chesapeake, M.H.C.	Baltimore, MD	NA	NA	4	NA	180,038	156,370	21,812	21,812
Comparative Group
Elmira Savings Bank	Elmira, NY	ESBK	NASDAQ	12	03/01/85	553,259	456,322	56,887	44,515
Equitable Financial Corp.	Grand Island, NE	EQFN	NASDAQ	6	11/09/05	305,668	260,709	35,659	34,218
FSB Bancorp, Inc.	Fairport, NY	FSBC	NASDAQ	5	08/15/07	314,667	216,757	31,315	31,315
HV Bancorp, Inc.	Huntingdon Valley, PA	HVBC	NASDAQ	6	01/11/17	263,844	214,794	30,508	30,508
IF Bancorp, Inc.	Watseka, IL	IROQ	NASDAQ	7	07/08/11	619,310	478,806	81,613	81,613
Melrose Bancorp, Inc.	Melrose, MA	MELR	NASDAQ	1	10/22/14	311,105	227,069	44,436	44,436
Ottawa Bancorp, Inc.	Ottawa, IL	OTTW	NASDAQ	3	07/14/05	267,966	197,742	51,256	50,335
PB Bancorp, Inc.	Putnam, CT	PBBI	NASDAQ	8	10/05/04	530,491	370,959	84,001	77,089
Poage Bankshares, Inc.	Ashland, KY	PBSK	NASDAQ	9	09/13/11	450,331	374,658	60,937	58,460
WVS Financial Corp.	Pittsburgh, PA	WVFC	NASDAQ	6	11/29/93	356,441	140,605	34,170	34,170

Source: Banks of the Chesapeake, M.H.C.; S&P Global Market Intelligence; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 17

Summary Financial Performance Ratios

As of or For the Last Twelve Months Ended March 31, 2018

	Total Assets ($000s)	Total Deposits ($000s)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Net Interest Margin (%)	Effcy. Ratio (%)	LTM ROA (%)	LTM ROE (%)	Core ROA (%)	Core ROE (%)
Banks of the Chesapeake, M.H.C.	180,038	156,370	12.12	12.12	3.70	74.15	0.04	0.36	0.04	0.36
Comparative Group Average	397,308	293,842	12.90	12.47	3.14	75.83	0.34	2.64	0.31	2.49
Comparative Group Median	335,554	243,889	12.42	12.31	2.99	73.09	0.37	2.49	0.36	2.49
All Public Thrift Average	3,964,232	2,721,902	12.48	11.52	3.26	67.50	0.65	5.67	0.66	5.70
All Public Thrift Median	1,456,969	995,691	11.77	11.22	3.13	65.21	0.60	4.90	0.59	5.81
Comparative Group
Elmira Savings Bank	553,259	456,322	10.28	8.24	3.34	72.64	0.87	7.85	0.87	7.95
Equitable Financial Corp.	305,668	260,709	11.67	11.25	3.68	73.33	0.36	2.66	0.35	2.61
FSB Bancorp, Inc.	314,667	216,757	9.95	9.95	2.85	89.81	0.12	1.16	0.12	1.16
HV Bancorp, Inc.	263,844	214,794	11.56	11.56	2.77	86.85	0.32	2.32	0.35	2.53
IF Bancorp, Inc.	619,310	478,806	13.18	13.18	2.99	72.85	0.30	2.20	0.22	1.58
Melrose Bancorp, Inc.	311,105	227,069	14.28	14.28	2.43	70.97	0.59	3.94	0.37	2.45
Ottawa Bancorp, Inc.	267,966	197,742	19.13	18.85	3.76	71.67	0.38	1.73	0.40	1.84
PB Bancorp, Inc.	530,491	370,959	15.83	14.72	2.72	73.63	0.55	3.44	0.52	3.24
Poage Bankshares, Inc.	450,331	374,658	13.53	13.05	3.69	91.62	(0.68)	(4.76)	(0.62)	(4.33)
WVS Financial Corp.	356,441	140,605	9.59	9.59	NA	54.95	0.55	5.80	0.55	5.82

Source: Banks of the Chesapeake, M.H.C.; S&P Global Market Intelligence; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 18

Income and Expense Analysis

For the Last Twelve Months Ended March 31, 2018

	As a Percent of Average Assets
	Interest Income	Interest Expense	Net Interest Income	Other Oper. Income	Gains & Non-rec. Income	Loan Loss Prov.	Gen. & Admin. Expense	Amort. of Intang.	Non-rec. Expense	Pre-tax Core Earnings
Banks of the Chesapeake, M.H.C.	3.92	0.46	3.46	0.47	0.00	0.58	3.03	0.00	0.00	0.31
Comparative Group Average	3.54	0.68	2.86	0.78	0.05	0.24	2.83	0.01	0.01	0.55
Comparative Group Median	3.66	0.68	2.82	0.77	0.01	0.13	2.97	0.00	0.00	0.67
All Public Thrift Average	3.74	0.69	3.06	0.95	0.04	0.11	2.79	0.02	0.03	1.14
All Public Thrift Median	3.61	0.73	2.96	0.59	0.01	0.08	2.63	0.00	0.00	1.09
Comparative Group
Elmira Savings Bank	3.66	0.71	2.95	0.94	0.00	0.16	2.83	0.00	0.00	0.90
Equitable Financial Corp.	4.16	0.61	3.55	0.92	0.01	0.48	3.28	0.02	0.00	0.71
FSB Bancorp, Inc.	3.73	1.01	2.74	1.20	0.00	0.10	3.54	0.00	0.00	0.30
HV Bancorp, Inc.	3.12	0.47	2.65	1.90	0.02	0.10	3.97	0.00	0.06	0.48
IF Bancorp, Inc.	3.66	0.76	2.90	0.67	0.13	0.32	2.61	0.00	0.00	0.64
Melrose Bancorp, Inc.	3.16	0.79	2.37	0.09	0.35	0.10	1.75	0.00	0.00	0.61
Ottawa Bancorp, Inc.	4.00	0.49	3.52	0.86	(0.01)	0.25	3.12	0.03	0.00	0.99
PB Bancorp, Inc.	3.19	0.60	2.58	0.50	0.05	0.06	2.30	0.00	0.00	0.71
Poage Bankshares, Inc.	4.15	0.64	3.51	0.59	0.00	0.81	3.89	0.07	0.02	(0.67)
WVS Financial Corp.	2.57	0.77	1.79	0.14	(0.00)	0.01	1.06	0.00	0.00	0.86

Source: Banks of the Chesapeake, M.H.C.; S&P Global Market Intelligence; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 19

Balance Sheet Composition

As of March 31, 2018

	As a Percent of Total Assets
	Cash & Securities	Net Loans	Real Estate	Intang. Assets	Other Assets	Total Deposits	Borrowed Funds	Other Liabs.	Total Liabs.	Total Equity
Banks of the Chesapeake, M.H.C.	16.75	78.12	0.48	0.00	4.65	86.85	0.00	1.03	87.88	12.12
Comparative Group Average	23.29	72.07	0.05	0.49	4.10	73.47	12.61	1.02	87.10	12.90
Comparative Group Median	18.65	77.46	0.01	0.17	3.97	75.55	7.34	0.99	87.58	12.42
All Public Thrift Average	19.15	75.87	0.08	0.85	4.04	74.44	11.96	1.13	87.52	12.48
All Public Thrift Median	15.48	78.71	0.03	0.35	5.43	74.67	10.67	2.89	88.23	11.77
Comparative Group
Elmira Savings Bank	10.34	80.98	0.01	2.23	6.44	82.48	6.33	0.91	89.72	10.28
Equitable Financial Corp.	12.53	83.73	0.07	0.47	3.20	85.29	1.64	1.41	88.33	11.67
FSB Bancorp, Inc.	11.18	85.42	0.00	0.00	3.40	68.88	20.51	0.65	90.05	9.95
HV Bancorp, Inc.	23.66	72.34	0.00	0.00	4.00	81.41	5.80	1.23	88.44	11.56
IF Bancorp, Inc.	21.90	74.01	0.05	0.00	4.03	77.31	8.35	1.16	86.82	13.18
Melrose Bancorp, Inc.	15.81	80.90	0.00	0.00	3.29	72.99	12.54	0.19	85.72	14.28
Ottawa Bancorp, Inc.	11.74	82.26	0.01	0.34	5.65	73.79	4.80	2.28	80.87	19.13
PB Bancorp, Inc.	28.66	65.83	0.26	1.30	3.94	69.93	13.47	0.77	84.17	15.83
Poage Bankshares, Inc.	21.48	72.74	0.10	0.55	5.13	83.20	2.20	1.08	86.47	13.53
WVS Financial Corp.	75.61	22.50	0.00	0.00	1.90	39.45	50.44	0.53	90.41	9.59

Source: Banks of the Chesapeake, M.H.C.; S&P Global Market Intelligence; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 20

Growth Rates, Credit Risk, and Loan Composition

As of or For the Last Twelve Months Ended March 31, 2018

	Asset Growth Rate	Loan Growth Rate	Deposit Growth Rate	NPLs(1)/ Loans	NPAs(1)/ Assets	Resrvs./ NPLs(1)	Resrvs./ Loans	Resid. 1-to-4 Mrtgs./ Loans	Other Real Est. Mrtgs./ Loans	Non- mrtg. Loans/ Loans
Banks of the Chesapeake, M.H.C.	0.19	3.08	0.27	0.60	0.95	129.69	0.77	51.43	44.79	3.78
Comparative Group Average	9.32	18.46	9.48	1.26	0.97	91.60	0.93	59.79	22.94	17.27
Comparative Group Median	7.31	13.44	6.84	0.90	0.71	63.15	0.91	64.00	18.44	13.93
All Public Thrift Average	6.98	11.15	7.40	1.04	0.88	125.50	0.92	41.64	36.93	21.44
All Public Thrift Median	5.08	8.20	6.36	0.83	0.71	99.60	0.89	34.78	44.53	20.69
Comparative Group
Elmira Savings Bank	(0.61)	0.14	1.32	0.69	0.53	142.59	0.98	64.50	19.83	15.66
Equitable Financial Corp.	26.70	15.84	28.50	2.75	2.41	64.29	1.76	18.18	48.37	33.45
FSB Bancorp, Inc.	9.91	12.12	16.11	0.03	0.03	NM	0.49	78.87	10.16	10.98
HV Bancorp, Inc.	21.63	82.40	25.02	0.91	0.66	43.57	0.40	80.97	6.83	12.20
IF Bancorp, Inc.	4.71	4.66	9.78	2.08	1.61	59.02	1.23	28.66	50.12	21.22
Melrose Bancorp, Inc.	12.68	14.75	3.90	0.12	0.09	NM	0.46	73.94	14.79	11.26
Ottawa Bancorp, Inc.	13.33	31.37	11.05	0.90	0.75	129.15	1.15	54.17	17.04	28.79
PB Bancorp, Inc.	3.75	19.50	2.87	1.74	1.17	62.00	0.83	63.50	27.17	9.33
Poage Bankshares, Inc.	(2.26)	(3.25)	(0.61)	3.04	2.34	48.82	1.49	49.74	28.36	21.90
WVS Financial Corp.	3.33	7.03	(3.12)	0.30	0.07	183.33	0.55	85.34	6.75	7.91

(1)	Includes troubled debt restructurings.

Source: Banks of the Chesapeake, M.H.C.; S&P Global Market Intelligence; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

III. MARKET VALUE ADJUSTMENTS

General Overview

This concluding chapter of the Appraisal identifies certain additional adjustments to the Company’s estimated pro forma market value relative to the Comparative Group selected in Chapter II. The adjustments discussed in this chapter are made from the viewpoints of potential investors, which would include depositors holding subscription rights and unrelated parties who may purchase stock in a community offering. It is assumed that these potential investors are aware of all relevant and necessary facts as they would pertain to the value of the Company relative to other publicly traded thrift institutions and relative to alternative investments.

Our appraised value is predicated on a continuation of the current operating environment for the Company and thrift institutions in general. Changes in the Company’s operating performance along with changes in the local and national economy, the stock market, interest rates, the regulatory environment, and other external factors may occur from time to time, often with great unpredictability, which could impact materially the pro forma market value of the Company or thrift stocks in general. Therefore, the Valuation Range provided herein is subject to a more current re-evaluation prior to the actual completion of the Conversion.

In addition to the comparative operating fundamentals discussed in Chapter II, it is important to address additional market value adjustments based on certain financial and other criteria, which include, among other factors:

(1)	Earnings Prospects

(2)	Financial Condition

(3)	Market Area

(4)	Management

(5)	Dividend Policy

(6)	Liquidity of the Issue

FELDMAN FINANCIAL ADVISORS, INC.

(7)	Subscription Interest

(8)	Recent Acquisition Activity

(9)	Effect of Government Regulations and Regulatory Reform

(10)	Stock Market Conditions

Earnings Prospects

Earnings prospects are dependent upon the sensitivity of asset yields and liability costs to changes in market rates, the credit quality of assets, the stability of non-interest components of income and expense, and the ability to leverage the balance sheet. Each of the foregoing is an important factor for investors in assessing earnings prospects. The Company’s profitability in recent years generally has been low due to a combination of earnings fundamentals reflecting an above-average loan loss provision level, below-average non-interest income, and consistently rising operating expense. These disadvantages are offset somewhat by the Company’s strong net interest margin with its underpinning of a strong capital level, low costing deposit base and solidly improving loan yields from its diversified real estate loan portfolio.

The Company’s earnings compared unfavorably to the Comparative Group for the recent LTM period. The Company’s ROA measured 0.04% versus the Comparative Group median of 0.37% and All Public Thrift median of 0.60%. Adjusting to eliminate income taxes and non-recurring items, the Company’s pre-tax core earnings measured 0.37% of average assets and lagged the Comparative Group pre-tax core earnings median of 0.67% and All Public Thrift median of 1.09%. As noted earlier, the Company’s recent operating strategy has focused on emphasizing residential and non-residential mortgage lending, preserving strong capital levels, and maintaining satisfactory asset quality.

As its net interest margin is likely to encounter added pressure due to increased competition and possible adverse changes in interest rates, the Company has not yet developed significant sources of non-interest revenue to sustain earnings growth from other business

FELDMAN FINANCIAL ADVISORS, INC.

channels. The Company’s increased capital position following the Conversion will help to improve its net interest margin across changing interest rate and business cycles, provide added interest rate risk protection, and additional leverage capacity to grow the balance sheet. In the near term, the Company’s profitability will be challenged by net interest margin pressure, increased operating expense associated with new stock benefit plans and managing a public company, and regular loan loss provisions to ensure that the Company’s reserve level increases commensurately with the risk profile of the loan portfolio. Based on the Company’s earnings fundamentals and recent operating results, we believe that a downward adjustment is warranted to the Company’s pro forma market value for earnings prospects relative to the Comparative Group.

Financial Condition

As discussed and summarized in Chapter I, the Company’s balance sheet composition reflects a large concentration of real estate loans, a lesser amount of investment securities, and a liquidity portfolio comprising cash and cash equivalents along with certificates of deposit in other financial institutions. The Company relies mainly on its deposit base as a funding source and has not frequently utilized borrowed debt in recent years. The Company’s core deposits composed nearly 52% of the deposit base at March 31, 2018 and represent a stable, low costing source of funds. Based on the financial comparisons reviewed in the prior chapter, we note that the Company had a comparably strong capital level as that exhibited by the overall Comparative Group, but also exhibited a higher level of non-performing assets to assets and smaller level of loan loss reserves to total loans. Before the infusion of net capital proceeds, the Company’s equity ratio at 12.12% of assets approached the 12.42% median of the Comparative Group. The selection criteria for the Comparative Group ensured a collection of companies with solid capital positions and satisfactory asset quality, similar to the Company’s financial profile. Therefore, on the whole, we believe that no adjustment is warranted for the Company’s financial condition relative to the Comparative Group.

FELDMAN FINANCIAL ADVISORS, INC.

Market Area

The members of the Comparative Group are located in the Mid-Atlantic, Midwest, and Northeast regions of the country. The market areas encompassing the Comparative Group companies include metropolitan areas such as Philadelphia, Pittsburgh, Boston and Chicago, along with smaller metropolitan and micropolitan areas. The Comparative Group companies are characterized by a cross-section of market areas that encompass smaller to mid-sized metropolitan areas with relatively stable economies and moderate population growth prospects, not dissimilar to that experienced by the Company’s market area. Historically, unemployment rates for the state of Maryland and the Baltimore MSA were consistently lower than the national averages; however, more recently, given the nationwide improvements in employment coupled with slower job growth in Maryland, the Maryland unemployment edged upward higher than the national rate. Household and per capita income levels in Maryland and the Baltimore MSA remain above the national levels. In recognition of these factors altogether, we believe that no adjustment is warranted for market area.

Management

Management’s principal challenges are to generate profitable results, monitor credit risks, and control operating costs while the Company competes in an increasingly challenging financial services environment. The normal challenges facing the Company in attempting to deliver earnings growth and enhance its competitiveness remain paramount as it attempts to leverage the stock offering proceeds. The Company is led by its Chairman and Chief Executive Officer,

FELDMAN FINANCIAL ADVISORS, INC.

William J. Bocek, Jr., and its President and Managing Officer, President Joseph M. Solomon. Mr. Bocek has been with the Company since 1995 and Mr. Solomon joined in 2016. Each of these executive officers has over 40 years of banking experience and extensive knowledge of the local banking marketplace. The Company has rounded out the staffing appointment of its executive management team to include the positions of Chief Financial Officer, Chief Lending Officer, Chief Credit Officer, and Bank Operations Officer. Each member of the management team has tenured experience in banking; however, the management team has significant challenges ahead in improving earnings results and maintaining asset quality. Investors will likely rely upon actual financial results as the means of evaluating the future performance of management as the Company pursues its growth objectives. Based on these considerations, we believe that no adjustment is warranted relative to the Comparative Group for this factor.

Dividend Policy

Following completion of the Conversion, the Board of Directors of CBM Bancorp will have the authority to declare cash dividends on the shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made by the Company’s Board of Directors at this time with respect to the payment of dividends. In determining whether to declare or pay any dividends, CBM Bancorp will take into account its financial condition and results of operations, tax considerations, capital requirements, industry standards, and economic conditions. In the future, the Board of Directors may declare and pay regular cash dividends or periodic special cash dividends. No assurances are given by the Company that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. In addition, the Company may explore the implementation of other capital management tools, such as share repurchase or stock dividends, as a means of enhancing shareholder returns.

FELDMAN FINANCIAL ADVISORS, INC.

Payment of cash dividends has become commonplace among publicly traded thrifts with relatively high capital levels. Of the ten members of the Comparative Group, six currently pay regular cash dividends. The median dividend yield of the Comparative Group was 1.11% as of May 18, 2018. The median dividend yield of the All Public Thrift aggregate was 1.42% of May 18, 2018. Although the Company has yet to commit to establishing a policy of paying regular cash dividends, we believe that investors will take note of its substantial dividend-paying capacity as evidenced by the robust pro forma equity capital ratios. Therefore, we have concluded that no adjustment is warranted for purposes of dividend policy.

Liquidity of the Issue

With the increased number of market makers and institutional investors following thrift stocks, the majority of thrift stock conversions are able to develop a public market for their new stock issues. Most publicly traded thrift stocks continue to be traded on the NASDAQ market. All ten members of the Comparative Group are listed on the NASDAQ market. In conjunction with the Conversion, the Company will apply to list the shares of common stock of CBM Bancorp for trading on the NASDAQ market.

The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness, depend on the existence of willing buyers and sellers. The median market capitalization of the Comparative Group companies was $48.6 million as of May 18, 2018 and the individual market capitalization levels ranged from $29.3 million for Equitable Financial to $77.2 million for PB Bancorp. The All Public Thrift median market capitalization was much higher at $206.5 million. Of the ten companies in the Comparative Group, all are traded on NASDAQ and indicated an overall average daily trading volume of approximately 3,000 shares during the past year. The Company’s comparably sized

FELDMAN FINANCIAL ADVISORS, INC.

stock issue on a pro forma basis would firmly suggest that, given a proposed NASDAQ market listing, it would enjoy a depth of liquidity similar to that facilitated by the Comparative Group’s market capitalizations and trading volume histories. Therefore, we have concluded that no adjustment to the Company’s pro forma market value is warranted to address the liquidity of its common stock issue.

Subscription Interest

The Company has retained the services of Raymond James & Associates, Inc. to assist in the marketing and sale of the stock offering. The Company’s employee stock ownership plan (“ESOP”) plans to purchase 8.0% of the total amount of shares to be issued in the stock offering. The Company expects its directors, executive officers and their associates, to purchase 1,325,000 shares of common stock in the offering for an aggregate amount of approximately $1.3 million based on a $10.00 offering price per share. Except for the ESOP, no individual or individuals acting through a single qualifying account held jointly may purchase in the aggregate more than $175,000 of common stock or 17,500 shares sold in the offering. The minimum purchase in the offering will be 25 shares or an aggregate amount of $250.

Recent subscription interest in thrift stock conversion offerings has been varied. No standard conversion offerings have been completed thus far in 2018 and five were completed in 2017. Of the five standard conversion transactions completed in 2017, only one (HV Bancorp) was fully subscribed by eligible record holders in the subscription phase and closed at the adjusted maximum of its offering range. Heritage NOLA Bancorp closed at the adjusted maximum of its offering range after selling additional shares in the community offering. The other three standard conversion offerings in 2017 were closed either just below the midpoint or slightly above the midpoint upon completion of the subscription offering without utilization of

FELDMAN FINANCIAL ADVISORS, INC.

community or syndicated offerings. As shown in Table 23, the after-market performance of recently converted thrifts has also been mixed with most of the larger companies experiencing strong after-market appreciation within days or weeks after their IPOs and smaller companies exhibiting lesser appreciation in the short term, but eventually gaining price momentum after more time elapsed. The Company has among its eligible depositor subscription base a noteworthy number of account holders who are considered professional thrift conversion investors. We are not currently aware of any additional market evidence or characteristics that may help predict the likely level of interest in the Company’s subscription offering. Accordingly, absent actual results of the subscription offering, we believe that subscription interest is currently a neutral factor and, at the present time, requires no further adjustment.

Recent Acquisition Activity

Table 21 summarizes recent acquisition activity involving banks and thrifts based in Maryland from 2015 to 2018 year-to-date. There has been one announced acquisition transaction in Maryland thus far in 2018, following seven transactions announced in 2017, three in 2016, and eight in 2015. Notably, 14 of the 19 acquisition targets had total assets of less than $250 million from 2015 to 2018. Many industry observers believe that the recent banking reform legislation has heightened the regulatory compliance burden in particular on small community banks and thrifts and accelerated the consolidation of smaller institutions into larger banking organizations. Most of the recent Maryland acquisition activity has involved in-state acquirers. The two largest selling banks in Maryland during recent years were purchased by two highly acquisitive in-state companies: 1st Mariner Bank was acquired by Howard Bancorp, and Bay Bancorp was acquired by Old Line Bancshares. The acquisition valuation ratios paid in the Maryland transactions generally have followed the nationwide valuation trends for bank and

FELDMAN FINANCIAL ADVISORS, INC.

thrift acquisitions. Given that there will be significant regulatory restrictions on the ability to acquire control of CBM Bancorp for a period of three years following the Conversion, we do not believe that acquisition premiums are a significant factor to consider in determining the Company’s pro forma market value.

Effect of Government Regulations and Regulatory Reform

In response to the financial crisis of 2008 and early 2009, Congress took actions that were intended to strengthen confidence and encourage liquidity in financial institutions. The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) was enacted in July 2010, and provided for new restrictions and an expanded framework of regulatory oversight for financial institutions. The legislation also created the Consumer Financial Protection Bureau that has broad authority to issue regulations governing the services and products provided by financial institutions. Community bankers unanimously believe that the implemented legislation has led to increased compliance costs, higher regulatory capital requirements, more stringent loan loss provisioning practices, and otherwise adversely impacted operations of banks and thrifts. Currently, there is proposed legislation before Congress that would ease certain oversight provisions under Dodd-Frank for capital, lending, and trading rules. The legislation is also targeted at reducing the compliance burden faced by smaller community banks and credit unions.

As a fully converted stock thrift insured by the FDIC and supervised by its primary regulators, the Company will continue to operate in the same regulatory environment that is substantially similar to that faced by the Comparative Group companies. As of March 31, 2018, the Bank was considered well capitalized, similar to all the members of the Comparative Group. Therefore, given these factors, we believe that no specific adjustment is necessary for the effect of government regulations and regulatory reform.

FELDMAN FINANCIAL ADVISORS, INC.

Table 21

Summary of Recent Maryland Acquisition Activity

Pending or Completed Transactions Announced Since January 1, 2015

				Seller’s Prior Financial Data							Offer Value to
Buyer	State	Seller	B/T (1)	Total Assets ($mil.)	Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Date Announced	Status (2)	Offer Value ($mil.)	Book Value (%)	Tang. Book (%)	LTM EPS (x)	Total Assets (%)
Average				249.3	11.53	0.16	2.23	NA	NA	40.8	129.9	132.4	27.0	12.05
Median				195.7	10.72	0.26	2.82	NA	NA	26.9	121.1	131.0	29.1	12.67
FVCBankcorp, Inc.	VA	Colombo Bank	T	195.7	10.82	0.51	5.14	05/03/18	P	33.3	157.3	157.3	32.1	17.01
MFB Acquisition Corp.	—	Maryland Financial Bank	B	63.8	7.31	(0.82)	(10.52)	12/08/17	P	2.7	93.4	93.4	NM	4.21
Old Line Bancshares, Inc.	MD	Bay Bancorp, Inc.	T	645.9	10.72	0.57	5.34	09/27/17	C	127.6	182.5	189.6	39.3	19.76
Howard Bancorp, Inc.	MD	1st Mariner Bank	B	975.2	10.20	(0.25)	(2.39)	08/15/17	C	163.3	NA	116.0	NM	16.75
Community Bank	MD	County First Bank	B	236.2	10.95	0.57	5.18	07/31/17	C	36.4	NA	140.9	28.3	15.43
Rosedale Federal S&LA	MD	Midstate Community Bank	T	168.7	14.16	0.39	2.82	02/15/17	C	(3)	NA	NA	NA	NA
Kopernik Bank	MD	Saint Casimir’s Savings Bank	T	88.0	21.47	(0.65)	(3.05)	02/06/17	C	(3)	NA	NA	NA	NA
Old Line Bancshares, Inc.	MD	DCB Bancshares, Inc.	B	311.0	8.18	0.45	5.43	02/01/17	C	40.7	160.0	160.0	30.0	13.08
ACNB Corporation	PA	New Windsor Bancorp, Inc.	B	311.1	7.36	0.52	7.12	11/22/16	C	33.4	145.4	145.4	20.8	10.73
Revere Bank	MD	Monument Bank	B	513.8	8.96	0.65	7.28	05/03/16	C	65.1	161.3	161.5	20.3	12.67
Kopernik Bank	MD	Liberty Bank of Maryland	T	38.2	15.25	(0.65)	(4.17)	02/20/16	C	(3)	NA	NA	NA	NA
Bay Bancorp, Inc.	MD	Hopkins Bancorp, Inc.	T	239.7	14.40	0.01	0.06	12/18/15	C	23.2	106.9	106.9	NM	10.39
Revere Bank	MD	BlueRidge Bank	B	205.1	8.11	0.26	3.19	10/19/15	C	20.1	121.1	121.1	38.8	9.82
Hamilton Bancorp, Inc.	MD	Fraternity Community Bancorp	T	161.4	17.00	(0.17)	(1.02)	10/13/15	C	26.9	96.9	96.9	NM	16.66
Old Line Bancshares, Inc.	MD	Regal Bancorp, Inc.	B	133.7	3.68	NA	NA	08/05/15	C	5.5	141.0	NA	NA	4.12
Kopernik Bank	MD	Kosciuszko Federal Svgs. Bank	T	12.1	21.01	0.22	1.07	06/03/15	C	(3)	NA	NA	NA	NA
Hamilton Bancorp, Inc.	MD	Fairmount Bancorp, Inc.	B	77.8	17.02	0.16	0.96	04/16/15	C	15.4	109.4	NA	NM	19.75
Delmarva Bancshares, Inc.	MD	Easton Bancorp, Inc.	B	133.4	5.31	NA	NA	03/31/15	C	8.0	113.0	NA	NA	6.00
Howard Bancorp, Inc.	MD	Patapsco Bancorp, Inc.	B	226.4	7.20	1.03	15.42	03/03/15	C	10.1	100.6	100.6	6.1	4.44

(1)	B = bank; T = thrift.
(2)	P = pending; C = completed.
(3)	Mutual to mutual merger transaction with no offer value consideration.

Source: S&P Global Market Intelligence.

FELDMAN FINANCIAL ADVISORS, INC.

Stock Market Conditions

Table 22 displays the performance of an array of market indexes maintained on the SNL Financial market data platform by S&P Global Market Intelligence. Tables 22 further compares the performance of various thrift industry market indexes and related markets segments sorted by asset size, market capitalization, regional geography, and exchange listing. The various public thrift indexes generally tracked the cyclical trends of the broad market indexes over the year-to-date (“YTD”), one-year, and three-year periods through May 18, 2018. The SNL Thrift Index increased by 20.5% over the past year, while the Dow Jones Industrials Average (“DJIA”) and the Standard & Poor’s 500-Stock Index (“S&P 500”) increased by 19.6% and 14.7%, respectively. The SNL Thrift Index increased by 41.4% over the past three years, ahead of the broad market indexes as the DJIA and S&P 500 increased by 35.1% and 27.4%, respectively. The smaller asset-size thrift indexes and the Mid-Atlantic thrift index generally trailed the performance registered by the SNL Thrift Index.

Financial stocks have performed well in the economic recovery, and bank and thrift stocks participated fully in the sustained market rally from 2009 to 2017. Robust corporate earnings growth, sustained economic expansion, and generally low interest rates were major factors influencing equity market returns over this period, the second longest market rally in U.S. history. Anticipation of the new U.S. tax bill signed in December 2017, which significantly reduced corporate tax rates, lifted equity markets to record highs toward the end of 2017. The S&P 500 surged in January and reached an all-time high amid positive market sentiment regarding the enacted tax reform legislation. However, after a consistently strong performance in 2017 and the beginning of 2018, U.S. equity markets turned decidedly weaker and volatile during the first quarter of 2018.

FELDMAN FINANCIAL ADVISORS, INC.

Table 22

Comparative Stock Index Performance

For the Period Through May 18, 2018

		Change (%)
Index Name	Current Value	Year-to- Date	One Year	Three Years
SNL Banking Indexes
SNL Thrift	971.10	3.58	10.21	27.58
SNL Bank	623.91	1.01	20.81	41.74
SNL Bank and Thrift	596.01	1.06	20.54	41.42
KBW NASDAQ Bank	109.51	2.62	22.71	44.20
KBW NASDAQ Regional Bank	117.76	6.22	16.11	42.03
S&P 500 Bank	340.27	(0.26)	21.98	42.58
NASDAQ Bank	4,280.70	7.35	19.67	55.45
SNL Asset Size Indexes
SNL Thrift < $250M	1,343.05	(3.20)	8.46	33.48
SNL Thrift $250M-$500M	6,562.54	2.36	6.20	36.67
SNL Thrift < $500M	2,226.98	0.85	6.03	35.99
SNL Thrift $500M-$1B	3,724.27	7.49	21.60	85.55
SNL Thrift $1B-$5B	3,717.99	2.35	7.84	49.32
SNL Thrift $5B-$10B	1,182.15	13.62	25.67	57.29
SNL Thrift > $10B	151.75	(5.12)	(1.60)	(2.61)
SNL Market Cap Indexes
SNL Micro Cap Thrift < $250M	1,208.84	3.79	13.57	50.60
SNL Small Cap Thrift $250M-$1B	826.21	2.74	8.60	52.27
SNL Mid Cap Thrift $1B-$5B	392.52	7.28	15.06	35.65
SNL Large Cap Thrift >$5B	124.02	(7.43)	(6.29)	(21.30)
SNL Geographic Indexes
SNL Mid-Atlantic Thrift	3,508.61	1.19	7.63	16.63
SNL Midwest Thrift	3,220.14	2.84	5.43	31.12
SNL Southeast Thrift	523.75	22.34	23.26	43.42
SNL New England Thrift	3,161.95	(1.62)	6.41	50.47
SNL Southwest Thrift	1,060.23	25.99	28.15	76.75
SNL Western Thrift	193.47	25.14	52.41	76.29
SNL Stock Exchange Indexes
SNL Thrift NASDAQ	2,967.49	6.44	12.42	40.90
SNL Thrift NYSE	137.47	(5.96)	2.40	(1.62)
SNL Thrift Pink	342.99	3.34	11.41	45.93
Broad Market Indexes
Dow Jones Industrials Average	24,715.09	(0.02)	19.61	35.06
S&P 500	2,712.97	1.47	14.68	27.42
S&P Mid-Cap	1,943.37	2.25	14.65	25.90
S&P Small-Cap	1,002.57	7.08	21.63	38.85
S&P 500 Financials	463.09	(0.18)	20.81	38.60
NASDAQ	7,354.34	6.53	21.46	44.81
NASDAQ Financials	4,760.13	5.47	21.54	45.04

Source: S&P Global Market Intelligence.

FELDMAN FINANCIAL ADVISORS, INC.

Market exuberance in early 2018 was soon buffeted by significant turnover in President Trump’s administration and concerns about the U.S. tariff initiative escalating global trade tensions. The S&P 500 finished down 0.8% for the first quarter of 2018, after nine consecutive quarters of positive returns. The DJIA experienced several of its largest daily point declines ever in February and March 2018, accompanied by many sessions recording large intraday point swings. Market volatility continued to pull the market downward in April and May 2018 as concerns mounted about the historically high valuation levels embedded in stock prices. In addition, market momentum has been shaken by the slowdown of U.S. gross domestic product’s growth pace and expectations for impending inflation and continued rate increases by the FRB. Reflecting the weaker and more volatile market conditions through 2018, the SNL Thrift Index was up only 3.6% on a YTD basis through May 18, 2018, while the DJIA was flat and the S&P 500 inched forward by 1.5%. The SNL Thrift <$250 Million-Asset Index declined by 3.2% on a YTD basis after posting an increase of 8.5% on a prior one-year basis.

A “new issue” discount that reflects investor concerns and investment risks inherent in all IPOs is a factor to be considered for purposes of valuing converting thrifts. The magnitude of the new issue discount typically expands during periods of declining or volatile thrift stock prices as investors require larger inducements, and narrows during strong market conditions. Table 23 presents a summary of standard full conversion offerings since January 1, 2015. The pricing of these offerings confirms the presence of the new issue discount in the pro forma market valuations of converting thrifts versus existing public thrifts. The distinction of the new issue discount is most apparent with the price-to-book value ratio because the pro forma equity calculation involves combining the new net capital proceeds with the historical equity of the converting company. The median pro forma price-to-book value ratio for all standard conversions in 2017 was 68.6%.

FELDMAN FINANCIAL ADVISORS, INC.

Table 23

Summary of Recent Standard Conversion Offerings

Transactions Completed Since January 1, 2015

						Pro Forma Ratios						After-Market Trading
					Gross	Price/	Price/	Price/	Tang.		5/18/18	Price Change			Change
			Conv.	Total	Offering	Book	Tang.	LTM	Eqty./	IPO	Closing	One	One	One	Through
		Stock	Offering	Assets	Proceeds	Value	Book	EPS	Assets	Price	Price	Day	Week	Month	5/18/18
Company	State	Exchange	Date	($mil.)	($mil.)	(%)	(%)	(x)	(%)	($)	($)	(%)	(%)	(%)	(%)
2017 — Average				339.0	47.4	66.2	66.5	66.5	17.46	NA	NA	40.5	42.9	42.0	52.8
2017 — Median				119.3	16.5	68.6	70.4	70.4	18.42	NA	NA	36.7	40.0	40.0	45.1
2015 to 2017 — Average				304.8	41.5	65.2	65.4	65.4	18.40	NA	NA	26.8	28.0	29.3	61.5
2015 to 2017 — Median				104.1	16.5	64.7	64.7	64.7	16.64	NA	NA	21.9	22.9	25.2	56.1
Standard Conversion Offerings
Eagle Financial Bancorp, Inc.	OH	NASDAQ	07/20/17	119.3	15.7	61.7	61.7	61.7	20.28	10.00	15.61	49.2	51.5	60.2	56.1
Heritage NOLA Bancorp, Inc.	LA	OTC Pink	07/12/17	104.1	16.5	72.5	72.5	72.5	20.48	10.00	12.00	22.2	19.5	16.0	20.0
PCSB Financial Corporation	NY	NASDAQ	04/20/17	1,240.9	178.3	68.6	70.4	70.4	18.42	10.00	20.05	64.6	63.5	63.6	100.5
HV Bancorp, Inc.	PA	NASDAQ	01/11/17	177.1	21.8	70.7	70.7	70.7	15.46	10.00	14.51	36.7	40.0	40.0	45.1
Community Savings Bancorp, Inc.	OH	OTC Pink	01/10/17	53.6	4.4	57.3	57.3	57.3	12.68	10.00	14.25	30.0	40.0	30.0	42.5
Randolph Bancorp, Inc.	MA	NASDAQ	07/01/16	390.2	56.9	72.6	72.9	72.9	16.64	10.00	16.12	21.9	22.9	27.6	61.2
Best Hometown Bancorp, Inc.	IL	OTC Pink	06/29/16	100.1	8.3	64.7	64.7	64.7	12.21	10.00	13.60	10.0	9.5	8.0	36.0
Central Federal Bancshares, Inc.	MO	OTC Pink	01/12/16	61.8	17.2	64.6	64.6	64.6	36.23	10.00	13.70	4.5	4.0	6.3	37.0
New Bancorp, Inc.	MI	OTC Pink	10/19/15	91.5	7.0	57.9	57.9	57.9	13.13	10.00	19.49	19.0	19.0	24.9	94.9
First Northwest Bancorp	WA	NASDAQ	01/30/15	924.2	121.7	70.2	70.2	70.2	20.71	10.00	16.37	21.8	23.5	25.2	63.7
MW Bancorp, Inc.	OH	OTC Pink	01/29/15	90.4	8.8	56.8	56.8	56.8	16.12	10.00	22.00	15.0	15.0	20.0	120.0

Source: S&P Global Market Intelligence.

FELDMAN FINANCIAL ADVISORS, INC.

In recent years, newly converted thrifts have been trading upward to a range approaching existing thrift stock valuation levels, but found resistance approaching book value until a discernible trend in earnings improvement was evident. Pricing a new offering at a relatively high ratio in relation to pro forma book value, because of the mathematics of the calculation, would require very large increases in valuations resulting in unsustainable price-to-earnings ratios and very marginal returns on equity. Accordingly, thrift conversions continue to be priced at discounts to more seasoned publicly traded companies. This is due to the relatively high pro forma equity ratios, expected low returns on equity, and the uncertainty regarding the prospects of an institution to leverage the balance sheet prudently and effectively in the current interest rate environment and against the backdrop of a increasingly competitive banking marketplace.

Commercial banks and thrifts institutions insured by the FDIC reported aggregate net income of $25.5 billion in the fourth quarter of 2017, down $17.7 billion or 40.9% from a year ago. The decline in net income was primarily due to one-time income tax effects from the new tax law, including the revaluation of deferred tax assets and repatriation of income from foreign subsidiaries. The banking industry reported full-year 2017 net income of $164.8 billion, down $6.0 billion or 3.5% from 2016. Without the one-time tax charges in the fourth quarter, estimated full-year 2017 net income would have been $183.1 billion, an increase of 7.2% from 2016. The FDIC noted that despite the decline in earnings, the banking industry continued to show steady improvement. Loan balances grew, net interest margins increased, asset quality remained stable, and the number of problem institutions continued to fall. However, it is the FDIC’s viewpoint that the operating environment for bank and thrifts remains challenging. An extended period of low interest rates and an increasingly competitive lending environment have led some institutions to reach for yield. This and other operating factors have led to heightened exposure to interest rate risk, liquidity risk, and credit risk. These risks must be managed prudently for the industry to continue to grow on a long-term, sustainable path.

FELDMAN FINANCIAL ADVISORS, INC.

Bank and thrift industry earnings results have recently been sustained by expanding net interest margins. Industry operating expenses generally continue to rise in the face of sluggish growth in non-interest operating income or securities gains. While bank and thrift industry capital levels remain strong and asset quality has improved, there continue to be volatile swings in the market for bank and thrift stocks. Therefore, we believe that while stock market conditions are somewhat neutral, the new issue discount continues to be relevant because of the risks and uncertainties associated with a new stock offering.

Adjustments Conclusion

It is our opinion that the Company’s pro forma valuation should be discounted relative to the Comparative Group because of the factor of earnings prospects and the new issue discount present in current stock market conditions. Currently, converting thrifts are often valued at meaningful discounts to peer institutions relative to price-to-book and price-to-tangible book ratios. Due to initially low post-conversion earnings from the re-investment of net offering proceeds at relatively low rates, price-to-earnings ratios may be priced at a premium to established trading companies. It is the judgment of the appraiser to balance the relative dynamics of price-to-book and price-to-earnings discounts or premiums.

Valuation Approach

In determining the estimated pro forma market value of the Company, we have employed the comparative company approach and considered the following pricing ratios: price-to-book value per share (“P/B”), price-to-tangible book value per share (“P/TB”), price-to-earnings per share (“P/E”), and price-to-assets (“P/A”). Table 24 presents the trading market valuation ratios

FELDMAN FINANCIAL ADVISORS, INC.

of the Comparative Group and All Public Thrift averages and medians as of May 18, 2018. As shown in Table 24, the median P/B ratio for the Comparative Group was 101.8%. Five members of the Comparative Group were valued at levels under book value (P/B ratio less than 100.0%). The median P/TB ratio for the Comparative Group was 104.7%, respectively. Higher equity levels have a restraining impact on P/B and P/TB ratios because the of the accompanying challenge to generate competitive ROE results on such excess capital. Among the Comparative Group members, Ottawa Bancorp and PB Bancorp reported the highest equity capital ratios at 19.13% and 15.83% of assets, respectively, along with the lowest P/B ratios at 91.5% and 96.9%. The median P/E ratio based on LTM earnings for the Comparative Group was 32.3x. On a core earnings basis, the median core P/E ratio of the Comparative Group was 38.4x. Some companies within the All Public Thrift aggregate reported P/E ratios that were either distortedly high due to low levels of profitability or negative due to losses. Such extreme outlier ratios are represented as not meaningful (“NM”) and are not utilized for comparative analysis.

Investors continue to make decisions to purchase thrift conversion stocks and more seasoned thrift issues based upon consideration of core earnings profitability and P/B comparisons. The P/E ratio remains an important valuation ratio in the current thrift stock market. However, as noted above, the P/E ratio is not useful for companies reporting negative or low earnings. In addition, many banks and thrifts incurred an extraordinary tax adjustment in the fourth quarter of 2017 that further distorted normalized earnings results. The Company’s LTM earnings and core earnings for the period ended March 31, 2018 amounted to $78,000. On a pro forma basis, after making adjustments for re-investment of net offering proceeds and expensing charges related to the implementation of various stock benefit plans, including the employee stock ownership plan (“ESOP”), restricted stock plan (“RSP”) and stock option plan, the Company’s pro forma earnings are reduced to even lower levels closer to breakeven profitability.

FELDMAN FINANCIAL ADVISORS, INC.

Therefore, based on pro forma earnings per share amounts ranging from $0.01 to $0.02 for the LTM ended March 31, 2018, the resulting P/E ratios range from 1,000.0x to 500.0x and are reported as not meaningful (“NM”). Consequently, additional reliance is on placed on the P/B and P/TB ratios to determine trading valuation benchmarks.

Based on our comparative financial and valuation analyses, we concluded that the Company should be discounted relative to the trading valuation ratios of the overall Comparative Group. In consideration of the foregoing factors along with the additional adjustments discussed in this chapter, we have determined pro forma P/B and P/TB ratios of 65.8% for the Company, which reflects an aggregate midpoint of $32.0 million for the Valuation Range based on the assumptions summarized in Exhibit IV. Employing a range of 15% above and below the midpoint, the resulting minimum value of $27.2 million reflects a 61.2% P/B ratio and the resulting maximum value of $36.8 million reflects a 69.7% P/B ratio. The adjusted maximum, computed as an additional 15.0% above the maximum, is positioned at approximately $42.3 million and a P/B ratio of 73.5%. The Company’s pro forma P/B and P/TB ratios are equivalent since the Company had no intangible assets as of March 31, 2018.

The Company’s pro forma P/B and P/TB ratios of 73.5% at the adjusted maximum exceed the median pro forma P/B and P/TB ratios of 68.6% and 70.4%, respectively, reported for the five standard conversions offering completed in 2017 as shown in Table 22. Moreover, the Company’s pro forma P/B and P/TB ratios at the adjusted maximum exceed the highest pro forma P/B and P/TB ratios reported in completed standard thrift conversions over the past three years, which were the P/B and P/TB ratios of 72.5% registered by Heritage NOLA Bancorp in July 2017 for its IPO that was closed at the adjusted maximum valuation level. Based on the Valuation Range, the Company’s pro forma tangible equity to assets ratio would range from

FELDMAN FINANCIAL ADVISORS, INC.

21.92% at the minimum to 26.69% at the adjusted maximum, exceeding the 2017 thrift conversion offering median of 18.42% and ranking second only to the 36.23% ratio recorded by Central Federal Bancshares for standard thrift conversions competed since 2015. Central Federal Bancshares competed its IPO at pro forma P/B and P/TB ratios of 64.6% at the adjusted maximum valuation level.

The Company’s pro forma midpoint P/B and P/TB ratios of 65.8% reflect a discount of 35.4% to the Comparative Group median P/B ratio of 101.8% and a 37.2% discount to the Comparative Group median P/TB ratio of 104.7%. The Company’s pro forma maximum P/B and P/TB ratios of 69.7% reflect a discount of 31.5% to the Comparative Group median P/B and a discount of 33.4% to the Comparative Group median P/TB ratio. At the adjusted maximum, the Company’s pro forma P/B and P/TB ratios of 73.5% are positioned at a 27.8% discount to the Comparative Group median P/B and a discount of 29.8% to the Comparative Group median P/TB ratio. Based on the Valuation Range as indicated above, the Company’s pro forma P/E ratios reflected NM results since the resulting P/E ratios would, if computed, measure 500.0x, 1,000.0x, 1,000.0x, and 1,000.0x at the minimum, midpoint, maximum, and adjusted maximum, respectively, of the Valuation Range.

Based on the price-to-assets valuation metric, the Company’s pro forma midpoint of the Valuation Range at $32.0 million reflects a corresponding P/A ratio of 15.47%, ranging from 13.42% at the minimum valuation to 17.44% and 19.61% at the maximum and adjusted maximum, respectively. The Company’s strong capitalization level resulted in P/A ratios above those of the Comparative Group. At the midpoint of the Valuation Range, the Company’s pro forma P/A ratio was 15.47% as compared to the Comparative Group median P/A ratio of 12.80%. While the Company’s pro forma P/B and P/TB ratios reflect discounts to the

FELDMAN FINANCIAL ADVISORS, INC.

Comparative Group, the pro forma P/A ratios represent sizeable premiums to the median Comparative Group P/A ratio of 12.80%, with the premiums measuring 4.8% at the valuation minimum, 20.9% at the midpoint, 36.3% at the maximum, and 53.2% at the adjusted maximum.

On a pro forma basis, the Company’s ratio of total equity to assets ranges from 21.92% at the valuation minimum and 23.50% at the midpoint to 25.02% and 26.69% at the maximum and adjusted maximum, respectively, providing a further challenge to produce meaningful returns on equity. In contrast, the Comparative Group’s average and median ratios of total equity to assets were 12.90% and 12.42%, respectively.

Valuation Conclusion

It is our opinion that, as of May 18, 2018, the estimated aggregate pro forma market value of the Company was within a Valuation Range of $27,200,000 to $36,800,000 with a midpoint of $32,000,000. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase from the midpoint to establish the maximum. Based on an offering price of $10.00 per share, this Valuation Range equates to total shares outstanding of 2,720,000 at the minimum to 3,680,000 at the maximum with a midpoint of 3,200,000 shares. Assuming an additional 15% increase above the maximum value would result in an adjusted maximum of $42,320,000 or 4,232,000 shares.

Exhibit IV-1 displays the assumptions utilized in calculating the pro forma financial consequences of the stock offering. Exhibit IV-2 displays the pro forma financial data at each level of the Valuation Range. Exhibit IV-3 provides more detailed data at the maximum valuation. Exhibit IV-4 compares the Company’s pro forma valuation ratios with the averages and medians reported by the Comparative Group and All Public Thrifts.

FELDMAN FINANCIAL ADVISORS, INC.

Table 24

Comparative Pro Forma Market Valuation Analysis

Computed from Market Price Data as of May 18, 2018

Company	Current Stock Price ($)	Total Market Value ($mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Current Dividend Yield (%)
Banks of the Chesapeake, M.H.C.(1)
Pro Forma Minimum	10.00	27.2	NM	NM	61.2	61.2	13.42	21.92	21.92	0.00
Pro Forma Midpoint	10.00	32.0	NM	NM	65.8	65.8	15.47	23.50	23.50	0.00
Pro Forma Maximum	10.00	36.8	NM	NM	69.7	69.7	17.44	25.02	25.02	0.00
Pro Forma Adj. Maximum	10.00	42.3	NM	NM	73.5	73.5	19.61	26.69	26.69	0.00
Comparative Group Average	NA	50.6	31.7	41.1	104.1	109.3	13.31	12.90	12.47	1.23
Comparative Group Median	NA	48.6	32.3	38.4	101.8	104.7	12.80	12.42	12.31	1.11
All Public Thrift Average(2)	NA	652.0	25.9	28.2	139.0	154.1	16.61	12.48	11.52	1.50
All Public Thrift Median(2)	NA	206.5	22.1	24.0	128.0	135.8	16.20	11.77	11.22	1.42
Comparative Group
Elmira Savings Bank	20.70	68.8	15.8	15.8	121.1	154.7	12.45	10.28	8.24	4.44
Equitable Financial Corp.	10.65	29.3	38.0	38.0	99.1	103.3	11.56	11.67	11.25	0.00
FSB Bancorp, Inc.	17.60	33.6	NM	88.0	109.1	109.1	10.86	9.95	9.95	0.00
HV Bancorp, Inc.	14.51	31.7	42.7	38.4	103.8	103.8	12.00	11.56	11.56	0.00
IF Bancorp, Inc.	20.92	77.0	41.8	59.2	99.7	99.7	13.14	13.18	13.18	0.96
Melrose Bancorp, Inc.	19.40	50.5	26.2	42.2	113.5	113.5	16.22	14.28	14.28	0.00
Ottawa Bancorp, Inc.	13.74	46.8	47.4	44.4	91.5	93.2	17.51	19.13	18.85	1.46
PB Bancorp, Inc.	10.65	77.2	26.6	28.3	96.9	105.6	15.34	15.83	14.72	2.25
Poage Bankshares, Inc.	19.05	58.1	NM	NM	109.4	114.0	14.81	13.53	13.05	1.26
WVS Financial Corp.	16.42	33.0	15.3	15.3	96.5	96.5	9.25	9.59	9.59	1.95

(1)	Pro forma ratios assume an offering range reflecting gross proceeds of $27.2 million at the minimum, $32.0 million at the midpoint, $36.8 million at the maximum, and $42.32 million at the adjusted maximum.
(2)	All public thrifts traded on a major exchange, excluding mutual holding companies and companies being acquired in announced merger transactions.

Source: Banks of the Chesapeake, M.H.C.; S&P Global Market Intelligence; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit I

Background of Feldman Financial Advisors, Inc.

Overview of Firm

Feldman Financial Advisors provides consulting and advisory services to financial institutions and mortgage companies in the areas of corporate valuations, mergers and acquisitions, strategic planning, branch sales and purchases, developing and implementing regulatory business and capital plans, and expert witness testimony and analysis. Our senior staff members have been involved in the stock conversion process since 1982 and have valued more than 350 converting institutions.

Feldman Financial Advisors was incorporated in February 1996 by a group of consultants who were previously associated with Credit Suisse First Boston and Kaplan Associates. Each of the principals at Feldman Financial Advisors has more than 35 years experience in consulting and all were officers of their prior firm. Our senior staff collectively has worked with more than 1,000 banks, thrifts and mortgage companies nationwide. The firm’s office is located in Washington, D.C.

Background of Senior Professional Staff

Trent Feldman—President. Trent is a nationally recognized expert in providing strategic advice to and valuing service companies, and advising on mergers and acquisitions. Trent was with Kaplan Associates for 14 years and was one of three founding principals at that firm. Trent also has worked at the Federal Home Loan Bank Board and with the California legislature. Trent holds Bachelors and Masters Degrees from the University of California, Los Angeles.

Peter Williams—Principal. Peter specializes in merger and acquisition analysis, mutual-to-stock conversion valuations, corporate valuations, strategic business plans and retail delivery analysis. Peter previously was with Kaplan Associates for 13 years. Peter also served as a Corporate Planning Analyst with the Wilmington Trust Company in Delaware. Peter holds a BA in Economics from Yale University and an MBA in Finance and Investments from George Washington University.

I-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-1

Balance Sheets

Banks of the Chesapeake, M.H.C.

As of December 31, 2016 and 2017 and March 31, 2018

(Dollars in Thousands)

	March 31,	December 31,
	2018	2017	2016
Assets
Cash and due from banks	$904	$671	$698
Interest-bearing deposits in other banks	15,247	11,359	20,609
Federal funds sold	—	—	136

Cash and cash equivalents	16,151	12,030	21,443
Time deposits in other banks	3,720	4,960	6,948
Securities available for sale, at fair value	6,859	6,924	3,918
Securities held to maturity, at amortized cost	3,187	3,323	4,321
Federal Home Loan Bank stock	245	242	153
Loans held for sale	660	1,218	299
Loans receivable, net	139,977	139,047	124,526
Accrued interest receivable	480	527	441
Bank-owned life insurance	4,503	5,367	7,143
Premises and equipment, net	1,899	1,927	1,878
Foreclosed real estate	865	865	1,440
Deferred income taxes	1,019	1,082	1,588
Prepaid expenses and other assets	472	390	358

Total Assets	$180,038	$177,903	$174,456

Liabilities and Equity
Deposits:
Non-interest bearing deposits	$17,069	$16,466	$17,523
Interest-bearing deposits	139,300	138,321	133,763

Total Deposits	156,370	154,786	151,286
Advances by borrowers for taxes and ins.	967	566	557
Accounts payable and other liabilities	889	947	1,011

Total Liabilities	158,226	156,299	152,854

Retained earnings	21,909	21,653	21,652
Accumulated other comprehensive loss	(97)	(50)	(50)

Total Equity	21,812	21,603	21,603

Total Liabilities and Equity	$180,038	$177,903	$174,456

Source: Banks of the Chesapeake, M.H.C., financial statements.

II-I

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-2

Income Statements

Banks of the Chesapeake, M.H.C.

For the Years Ended December 31, 2016 and 2017

And the Three Months Ended March 31, 2017 and 2018

(Dollars in Thousands)

	Three Months Ended		Year Ended
	March 31,		December 31,
	2018	2017	2017	2016
Total interest income	$1,781	$1,641	$6,929	$6,164
Total interest expense	215	186	811	744

Net interest income	1,566	1,455	6,118	5,420
Provision for (reversal of) loan losses	75	50	1,025	(62)

Net interest income after provision	1,491	1,405	5,093	5,482
Non-interest income
Service fees on deposit accounts	34	38	146	157
Income from bank-owned life insurance	22	31	333	202
Gain on sale of loans held for sale	66	28	187	64
Gain on sale of foreclosed real estate	—	—	23	9
Gain on sale of assets	—	—	—	26
Other non-interest income	30	35	137	169

Total non-interest income	151	132	826	627
Non-interest expense
Compensation and employee benefits	781	744	3,062	2,940
Premises and equipment	105	111	432	454
Data processing	136	128	512	503
Professional fees	76	53	271	206
FDIC premiums and regulatory assessments	30	29	144	161
Marketing	36	34	125	144
Provisions and costs on foreclosed real estate	—	—	238	432
Other operating expense	142	151	626	665

Total non-interest expense	1,306	1,250	5,411	5,507
Income before income taxes	336	287	508	602
Income tax expense	80	108	507	229

Net Income	$256	$179	$1	$374

Source: Banks of the Chesapeake, M.H.C., financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-3

Loan Portfolio Composition

Banks of the Chesapeake, M.H.C.

As of December 31, 2016 and 2017 and March 31, 2018

(Dollars in Thousands)

			December 31,
	March 31, 2018		2017		2016
	Amount (000s)	Percent (%)	Amount (000s)	Percent (%)	Amount (000s)	Percent (%)
Real estate loans:
One- to four-family	$69,628	49.31	$67,192	47.92	$65,175	52.03
Home equity loans and lines of credit	9,182	6.50	9,540	6.80	11,521	9.20
Construction and land development	9,477	6.71	9,333	6.66	10,475	8.36
Non-residential	47,546	33.67	48,969	34.92	35,754	28.54

Total real estate loans	135,833	96.20	135,034	96.30	122,925	98.14

Other loans:
Commercial	4,823	3.42	4,604	3.28	1,805	1.44
Consumer	536	0.38	577	0.41	525	0.42

Total real estate loans	5,359	3.80	5,181	3.70	2,330	1.86

Total loans	141,192	100.00	140,215	100.00	125,255	100.00

Net loan origination fees and costs	(123)		(130)		(48)
Allowance for loan losses	(1,092)		(1,038)		(681)

Total loans, net (1)	$139,977		$139,047		$124,526

(1)	Excluding loans held for sale

Source: Banks of the Chesapeake, M.H.C., financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-4

Cash and Investments Composition

Banks of the Chesapeake, M.H.C.

As of December 31, 2016 and 2017 and March 31, 2018

(Dollars in Thousands)

			December 31,
	March 31, 2018		2017		2016
	Amount (000s)	Percent (%)	Amount (000s)	Percent (%)	Amount (000s)	Percent (%)
Cash and cash equivalents	$16,151	53.55	$12,030	43.78	$21,773	58.66
Time deposits in other banks	3,720	12.33	4,960	18.05	6,948	18.72

Total cash and liquidity	19,871	65.88	16,990	61.83	28,721	77.38
Securities available for sale:
U.S. Govt. and agency obligations	5,385	17.85	5,424	19.74	3,918	10.56
Municipal securities	1,474	4.89	1,500	5.46	—	—
Securities held to maturity:
Residential mortgage-backed secs.	3,187	10.57	3,323	12.09	4,321	11.64

Total investment securities	10,046	33.31	10,247	37.29	8,239	22.20
Other investments:
Federal Home Loan Bank stock	245	0.81	242	0.88	157	0.42

Total cash and investments	$30,162	100.00	$27,479	100.00	$37,117	100.00

Source: Banks of the Chesapeake, M.H.C., financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-5

Deposit Account Composition

Banks of the Chesapeake, M.H.C.

As of December 31, 2016 and 2017 and March 31, 2018

(Dollars in Thousands)

			December 31,
	March 31, 2018		2017		2016
	Amount (000s)	Percent (%)	Amount (000s)	Percent (%)	Amount (000s)	Percent (%)
Non-interest bearing demand	$16,429	10.52	$17,085	11.10	$16,542	11.06
Interest-bearing demand	26,133	16.74	24,035	15.61	22,228	14.86
Money market	13,325	8.54	13,556	8.81	14,000	9.36
Savings accounts	24,810	15.89	24,226	15.74	22,041	14.73

Core Deposits	80,697	51.70	78,902	51.26	74,811	50.00
Certificates of deposit	75,405	48.30	75,031	48.74	74,808	50.00

Total Deposits	$156,102	100.00	$153,933	100.00	$149,619	100.00

Source: Banks of the Chesapeake, M.H.C., financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-6

Office Properties

Banks of the Chesapeake, M.H.C.

As of March 31, 2018

(Dollars in Thousands)

Location	Leased or Owned	Year Acquired	Net Book Value
Main Office
2001 East Joppa Road Baltimore, Maryland 21234	Owned	1972	$766
Other Properties
Arbutus Branch 5424 Carville Avenue Arbutus, Maryland 21227	Owned	1980	196
Bel Air Branch 1-A Bel Air South Parkway Bel Air, Maryland 21015	Owned	2003	712
Pasadena Branch 3820 Mountain Road Pasadena, Maryland 21122	Leased	1987	NA

Source: Banks of the Chesapeake, M.H.C.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III

Financial and Market Data for All Public Thrifts

Company	State	Ticker	Total Assets ($mil.)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Closing Price 5/18/18 ($)	Total Market Value ($mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
All Public Thrifts (1)
Bancorp 34, Inc.	NM	BCTF	341	14.54	14.49	0.27	1.81	15.20	48.0	54.3	46.6	103.8	104.2	15.10	0.00
Beneficial Bancorp, Inc.	PA	BNCL	5,789	17.55	15.03	0.44	2.46	16.35	1,189.8	48.1	45.9	121.2	145.8	21.26	1.47
Blue Hills Bancorp, Inc.	MA	BHBK	2,669	14.82	14.51	0.61	3.89	20.35	546.7	31.8	32.6	138.2	141.7	20.48	2.95
BofI Holding, Inc.	CA	BOFI	9,982	9.23	9.23	1.68	17.09	41.69	2,607.8	18.2	18.3	284.5	284.5	26.14	0.00
Broadway Financial Corporation	CA	BYFC	401	11.82	11.82	0.13	1.16	2.12	38.2	NM	70.7	122.5	122.5	14.48	0.00
BSB Bancorp, Inc.	MA	BLMT	2,748	6.72	6.72	0.67	9.54	33.65	327.8	18.7	18.8	177.6	177.6	11.93	0.00
Capitol Federal Financial, Inc.	KS	CFFN	9,116	14.97	14.97	0.87	7.09	13.10	1,761.6	18.2	18.2	132.7	132.7	19.87	2.60
Carver Bancorp, Inc.	NY	CARV	656	6.92	6.92	(0.63)	(8.83)	8.32	30.8	NM	NM	NM	NM	5.03	0.00
Dime Community Bancshares, Inc.	NY	DCOM	6,326	9.61	8.81	0.88	9.42	20.10	755.2	13.7	16.1	123.9	136.4	11.91	2.79
Eagle Financial Bancorp, Inc.	OH	EFBI	132	20.79	20.79	0.19	1.09	15.61	23.3	NA	NA	91.6	91.6	19.04	0.00
Elmira Savings Bank	NY	ESBK	553	10.28	8.24	0.87	7.85	20.70	68.8	15.8	15.8	121.1	154.7	12.45	4.44
Equitable Financial Corp.	NE	EQFN	306	11.67	11.25	0.36	2.66	10.65	29.3	38.0	38.0	99.1	103.3	11.56	0.00
ESSA Bancorp, Inc.	PA	ESSA	1,821	9.74	8.97	0.25	2.41	14.69	151.1	35.8	33.6	97.2	106.4	9.46	2.45
First Capital, Inc.	IN	FCAP	767	10.35	9.46	1.06	10.01	36.50	122.5	15.1	15.1	154.5	170.7	15.97	2.52
First Connecticut Bancorp, Inc.	CT	FBNK	3,138	8.82	8.82	0.57	6.23	25.70	410.6	23.8	24.0	148.4	148.4	13.09	2.49
First Defiance Financial Corp.	OH	FDEF	3,023	12.54	9.43	1.32	10.62	61.96	631.8	16.3	16.7	166.4	229.2	20.87	1.94
First Northwest Bancorp	WA	FNWB	1,190	14.59	14.59	0.37	2.43	16.37	177.2	40.9	43.2	109.2	109.2	15.93	0.00
Flagstar Bancorp, Inc.	MI	FBC	17,736	8.05	7.67	0.43	4.90	34.68	1,991.8	28.4	NA	139.5	146.9	11.22	0.00
FS Bancorp, Inc.	WA	FSBW	1,044	12.02	11.72	1.63	14.95	57.85	206.1	12.5	13.3	170.4	175.4	20.48	0.97
FSB Bancorp, Inc.	NY	FSBC	315	9.95	9.95	0.12	1.16	17.60	33.6	NM	88.0	109.1	109.1	10.86	0.00
Hingham Institution for Savings	MA	HIFS	2,240	8.68	8.68	1.30	15.74	215.24	459.1	16.5	16.9	236.2	236.2	20.49	0.63
HMN Financial, Inc.	MN	HMNF	722	11.36	11.22	0.66	5.72	18.80	84.7	19.8	19.5	103.2	104.6	11.72	0.00
Home Federal Bancorp, Inc	LA	HFBL	412	11.26	11.26	0.82	7.39	32.00	57.7	17.9	18.2	131.6	131.6	14.82	1.50
HV Bancorp, Inc.	PA	HVBC	264	11.56	11.56	0.32	2.32	14.51	31.7	42.7	38.4	103.8	103.8	12.00	0.00
IF Bancorp, Inc.	IL	IROQ	619	13.18	13.18	0.30	2.20	20.92	77.0	41.8	59.2	99.7	99.7	13.14	0.96
Investors Bancorp, Inc.	NJ	ISBC	25,226	12.26	11.95	0.56	4.39	13.54	3,921.2	28.2	27.5	132.2	136.1	16.20	2.66
Kearny Financial Corp.	NJ	KRNY	4,934	20.09	18.29	0.34	1.58	14.35	1,421.8	68.3	63.3	114.0	128.1	22.91	0.84
Melrose Bancorp, Inc.	MA	MELR	311	14.28	14.28	0.59	3.94	19.40	50.5	26.2	42.2	113.5	113.5	16.22	0.00
Meridian Bancorp, Inc.	MA	EBSB	5,461	12.01	11.64	0.91	7.14	19.25	950.0	22.1	24.4	158.8	164.5	19.06	1.04
Meta Financial Group, Inc.	SD	CASH	4,302	10.31	7.15	1.13	10.96	109.50	1,062.1	22.2	16.9	239.4	357.3	24.69	0.47
MSB Financial Corp.	NJ	MSBF	564	12.37	12.37	0.60	4.34	19.05	101.6	32.8	32.8	150.9	150.9	18.66	0.00
New York Community Bancorp	NY	NYCB	49,655	13.66	9.20	0.96	6.95	12.03	5,899.4	13.5	16.2	94.0	153.6	12.00	5.65

III-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III (continued)

Financial and Market Data for All Public Thrifts

Company	State	Ticker	Total Assets ($mil.)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Closing Price 5/18/18 ($)	Total Market Value ($mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
Northfield Bancorp, Inc.	NJ	NFBK	4,069	15.80	14.97	0.64	3.93	16.25	798.3	30.7	30.5	124.2	132.4	19.62	2.46
Northwest Bancshares, Inc.	PA	NWBI	9,521	12.76	9.62	1.08	8.49	16.95	1,739.1	17.1	18.1	143.1	196.8	18.27	4.01
Oritani Financial Corp.	NJ	ORIT	4,142	13.39	13.39	0.78	5.75	15.70	685.5	21.8	17.3	131.9	131.9	17.66	6.37
Ottawa Bancorp, Inc.	IL	OTTW	268	19.13	18.85	0.38	1.73	13.74	46.8	47.4	44.4	91.5	93.2	17.51	1.46
PB Bancorp, Inc.	CT	PBBI	530	15.83	14.72	0.55	3.44	10.65	77.2	26.6	28.3	96.9	105.6	15.34	2.25
PCSB Financial Corporation	NY	PCSB	1,457	19.54	19.17	0.15	0.82	20.05	337.5	NA	NA	127.9	131.0	25.00	0.60
Poage Bankshares, Inc.	KY	PBSK	450	13.53	13.05	(0.68)	(4.76)	19.05	58.1	NM	NM	109.4	114.0	14.81	1.26
Provident Financial Holdings, Inc.	CA	PROV	1,177	10.25	10.25	0.14	1.35	18.29	136.5	NM	30.7	113.1	113.1	11.60	3.06
Provident Financial Services, Inc.	NJ	PFS	9,734	13.41	9.50	1.02	7.56	27.39	1,781.2	18.0	17.8	140.1	206.5	18.78	2.92
Prudential Bancorp, Inc.	PA	PBIP	944	13.98	13.37	0.70	4.77	17.65	158.7	24.0	24.3	120.2	126.7	16.81	1.13
Randolph Bancorp, Inc.	MA	RNDB	534	14.97	NA	(0.47)	(2.87)	16.12	90.3	NM	NM	121.7	NA	18.22	0.00
Riverview Bancorp, Inc.	WA	RVSB	1,152	10.15	7.90	0.90	8.78	8.44	190.5	18.8	NA	163.0	214.7	16.54	1.42
Severn Bancorp, Inc.	MD	SVBI	801	11.54	11.41	0.47	4.41	7.70	97.7	25.7	25.5	105.8	107.1	11.82	1.56
SI Financial Group, Inc.	CT	SIFI	1,598	10.57	9.62	0.35	3.25	14.95	178.3	31.8	32.6	108.4	120.3	11.45	1.61
Spirit of Texas Bancshares, Inc.	TX	STXB	1,030	9.62	8.92	0.47	4.88	21.10	206.5	33.5	27.9	154.9	168.5	14.91	0.00
Sterling Bancorp, Inc.	MI	SBT	3,034	9.51	9.48	1.64	20.02	13.79	730.9	15.3	15.2	253.3	254.0	24.09	0.29
Territorial Bancorp Inc.	HI	TBNK	2,056	11.30	11.30	0.79	6.55	30.39	279.8	18.6	18.9	127.3	127.3	14.39	2.63
Timberland Bancorp, Inc.	WA	TSBK	1,001	11.77	11.27	1.66	14.25	32.75	242.1	15.5	15.6	205.4	215.7	24.17	1.59
Triumph Bancorp, Inc.	TX	TBK	3,405	11.83	10.15	1.24	10.32	40.55	1,035.5	22.2	20.1	214.7	256.4	24.87	0.00
TrustCo Bank Corp NY	NY	TRST	4,932	9.37	9.36	0.96	10.37	8.75	843.8	18.0	18.0	182.5	182.7	17.10	3.00
United Financial Bancorp, Inc.	CT	UBNK	7,069	9.80	8.25	0.82	8.29	17.84	900.2	15.9	15.6	131.2	158.6	12.87	2.69
Waterstone Financial, Inc.	WI	WSBF	1,839	21.61	21.58	1.44	6.41	17.35	480.0	18.5	18.4	128.0	128.2	27.66	2.77
WCF Bancorp, Inc.	IA	WCFB	132	21.31	NA	0.07	0.32	9.50	22.8	NM	NM	86.8	NA	18.49	2.11
Wellesley Bancorp, Inc.	MA	WEBK	822	7.31	7.31	0.49	6.35	32.50	81.5	21.4	21.4	135.5	135.5	9.91	0.62
Western New England Bancorp	MA	WNEB	2,086	11.63	10.93	0.52	4.30	10.90	320.9	30.3	29.1	135.4	145.2	15.75	1.47
WSFS Financial Corporation	DE	WSFS	6,988	10.68	8.21	1.00	9.37	52.20	1,646.4	24.5	24.7	223.9	299.1	23.91	0.84
WVS Financial Corp.	PA	WVFC	356	9.59	9.59	0.55	5.80	16.42	33.0	15.3	15.3	96.5	96.5	9.25	1.95
Average			3,964	12.48	11.52	0.65	5.67	745.95	652.0	25.9	28.2	139.0	154.1	16.61	1.50
Median			1,457	11.77	11.22	0.60	4.90	17.74	206.5	22.1	24.0	128.0	135.8	16.20	1.42

(1)	Public thrifts traded on NYSE, NYSE American, and NASDAQ; excludes companies subject to pending acquisitions or mutual holding company ownership.

Source: S&P Global Market Intelligence; Feldman Financial.

III-2

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-1

Pro Forma Assumptions for Conversion Stock Offering

1.	The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.

2.	The net offering proceeds are invested to yield a return of 2.56%, which represented the yield on five-year U.S. Treasury securities at March 31, 2018. The effective combined federal and state income tax rate was assumed to be 26.0%, resulting in a net after-tax yield of 1.89%.

3.	It is assumed that 8.0% of the total shares of common stock to be sold in the offering will be acquired by the Company’s employee stock ownership plan (“ESOP”). Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP. The annual expense is estimated based on a 10-year loan to the ESOP from CBM Bancorp. No re-investment is assumed on proceeds used to fund the ESOP.

4.	It is assumed that that the Company’s restricted stock plan (“RSP”) will purchase in the open market a number of shares equal to 4.0% of the total shares sold in the offering. Also, it is assumed that these shares are acquired at the initial public offering price of $10.00 per share. Pro forma adjustments have been made to earnings and equity to reflect the impact of the RSP. The annual expense is estimated based on a five-year vesting period. No re-investment is assumed on proceeds used to fund the RSP.

5.	It is assumed that an additional 10.0% of the total shares sold in the offering will be reserved for issuance by the Company’s stock option plan. The pro forma net income has been adjusted to reflect the expense associated with the granting of options at an assumed options value of $2.84 per share. It is further assumed that options for all shares reserved under the plan were granted to plan participants at the beginning of the period and 25% were non-qualified options for income tax purposes, the options would vest at a rate of 20% per year, and compensation expense will be recognized on a straight-line basis over the five-year vesting period

6.	The fair value of stock options has been estimated at $2.84 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0.00%; an expected option life of 10 years; a risk-free interest rate of 2.74%; and a volatility rate of 11.93% based on an index of publicly traded thrift institutions.

7.	Fixed offering expenses are estimated at $1,080,000. Additional sales commission expenses paid to the marketing agent equal 1.0% of the aggregate amount of stock sold in the offering, excluding shares purchased by the ESOP and the Company’s directors, officers, and other employees and members of their immediate families. The amount purchased by directors and executive officers is currently estimated at $1,325,000.

8.	No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the offering.

9.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-2

Pro Forma Conversion Valuation Range

Banks of the Chesapeake, M.H.C.

Historical Financial Data as of March 31, 2018

(Dollars in Thousands, Except Per Share Data)

	Minimum	Midpoint	Maximum	Adj. Max.
Shares sold	2,720,000	3,200,000	3,680,000	4,232,000
Offering price	$10.00	$10.00	$10.00	$10.00
Gross proceeds	$27,200	$32,000	$36,800	$42,320
Less: estimated offering expenses	(1,317)	(1,361)	(1,405)	(1,456)

Net offering proceeds	25,883	30,639	35,395	40,864
Less: ESOP purchase	(2,176)	(2,560)	(2,944)	(3,386)
Less: RSP purchase	(1,088)	(1,280)	(1,472)	(1,693)

Net investable proceeds	$22,619	$26,799	$30,979	$35,786

Net Income:
Historical LTM ended 3/31/18	$78	$78	$78	$78
Pro forma income on net proceeds	427	507	586	676
Pro forma ESOP adjustment	(161)	(189)	(218)	(251)
Pro forma RSP adjustment	(161)	(189)	(218)	(251)
Pro forma option adjustment	(144)	(170)	(195)	(225)

Pro forma net income	$39	$37	$33	$27

Pro forma earnings per share	$0.02	$0.01	$0.01	$0.01

Core Earnings:
Historical LTM ended 3/31/18	$78	$78	$78	$78
Pro forma income on net proceeds	427	507	586	676
Pro forma ESOP adjustment	(161)	(189)	(218)	(251)
Pro forma RSP adjustment	(161)	(189)	(218)	(251)
Pro forma option adjustment	(144)	(170)	(195)	(225)

Pro forma core earnings	$39	$37	$33	$27

Pro forma core earnings per share	$0.02	$0.01	$0.01	$0.01

Total Equity	$21,812	$21,812	$21,812	$21,812
Net offering proceeds	25,883	30,639	35,395	40,864
Less: ESOP purchase	(2,176)	(2,560)	(2,944)	(3,386)
Less: RSP purchase	(1,088)	(1,280)	(1,472)	(1,693)

Pro forma total equity	$44,431	$48,611	$52,791	$57,598

Pro forma book value	$16.33	$15.19	$14.35	$13.61

Tangible Equity	$21,812	$21,812	$21,812	$21,812
Net offering proceeds	25,883	30,639	35,395	40,864
Less: ESOP purchase	(2,176)	(2,560)	(2,944)	(3,386)
Less: RSP purchase	(1,088)	(1,280)	(1,472)	(1,693)

Pro forma tangible equity	$44,431	$48,611	$52,791	$57,598

Pro forma tangible book value	$16.33	$15.19	$14.35	$13.61

Total Assets	$180,038	$180,038	$180,038	$180,038
Net offering proceeds	25,883	30,639	35,395	40,864
Less: ESOP purchase	(2,176)	(2,560)	(2,944)	(3,386)
Less: RSP purchase	(1,088)	(1,280)	(1,472)	(1,693)

Pro forma total assets	$202,657	$206,837	$211,017	$215,824

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-3

Pro Forma Conversion Analysis at the Maximum Valuation

Banks of the Chesapeake, M.H.C.

Historical Financial Data as of March 31, 2018

Valuation Parameters	Symbol	Data
Net income — LTM	Y	$78,000
Core earnings — LTM	Y	78,000
Net worth	B	21,812,000
Tangible net worth	B	21,812,000
Total assets	A	180,038,000
Expenses in conversion	X	1,405,000
Other proceeds not reinvested	O	4,416,000
ESOP purchase	E	2,944,000
ESOP expense (pre-tax)	F	294,595
RSP purchase	M	1,472,000
RSP expense (pre-tax)	N	294,595
Stock option expense (pre-tax)	Q	209,024
Option expense tax-deductible	D	25.00%
Re-investment rate (after-tax)	R	1.89%
Tax rate	T	26.00%
Shares for EPS	S	92.80%
Pro Forma Valuation Ratios at Maximum Value
Price / LTM EPS	P/E	1,000.0x
Price / Core EPS	P/E	1,000.0x
Price / Book Value	P/B	69.69%
Price / Tangible Book	P/TB	69.69%
Price / Assets	P/A	17.44%

Pro Forma Calculation at Maximum Value					Based on
V	=	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T)))	=	$36,800,000	[LTM earnings]
		1—(P/E / S) * R
V	=	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T))	=	$36,800,000	[Core earings]
		1—(P/E / S) * R
V	=	P/B * (B—X—E—M)	=	$36,800,000	[Book value]
		1—P/B
V	=	P/TB * (B—X—E—M)	=	$36,800,000	[Tangible book]
		1—P/TB
V	=	P/A * (B—X—E—M)	=	$36,800,000	[Total assets]
		1—P/A

Pro Forma Valuation Range
Minimum	=	$32,000,000	x	0.85	=	$27,200,000
Midpoint	=	$32,000,000	x	1.00	=	$32,000,000
Maximum	=	$32,000,000	x	1.15	=	$36,800,000
Adj. Max.	=	$36,800,000	x	1.15	=	$42,320,000

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-4

Comparative Valuation Ratio Differential

Pro Forma Conversion Valuation

Computed from Market Price Data as of May 18, 2018

Valuation		Banks of the	Comparative Group		All Public Thrifts (1)
Ratio	Symbol	Chesapeake	Average	Median	Average	Median
Price / LTM EPS	P/E		31.7	32.3	25.9	22.1
Minimum	(x)	NM	NA	NA	NA	NA
Midpoint		NM	NA	NA	NA	NA
Maximum		NM	NA	NA	NA	NA
Adj. Maximum		NM	NA	NA	NA	NA
Price / Core EPS	P/E		41.1	38.4	28.2	24.0
Minimum	(x)	NM	NA	NA	NA	NA
Midpoint		NM	NA	NA	NA	NA
Maximum		NM	NA	NA	NA	NA
Adj. Maximum		NM	NA	NA	NA	NA
Price / Book Value	P/B		104.1	101.8	139.0	128.0
Minimum	(%)	61.2	-41.2%	-39.9%	-56.0%	-52.2%
Midpoint		65.8	-36.8%	-35.4%	-52.7%	-48.6%
Maximum		69.7	-33.0%	-31.5%	-49.9%	-45.5%
Adj. Maximum		73.5	-29.4%	-27.8%	-47.1%	-42.6%
Price / Tangible Book	P/TB		109.3	104.7	154.1	135.8
Minimum	(%)	61.2	-44.0%	-41.5%	-60.3%	-54.9%
Midpoint		65.8	-39.8%	-37.2%	-57.3%	-51.5%
Maximum		69.7	-36.2%	-33.4%	-54.8%	-48.7%
Adj. Maximum		73.5	-32.8%	-29.8%	-52.3%	-45.9%
Price / Total Assets	P/A		13.31	12.80	16.61	16.20
Minimum	(%)	13.42	0.8%	4.8%	-19.2%	-17.2%
Midpoint		15.47	16.2%	20.9%	-6.9%	-4.5%
Maximum		17.44	31.0%	36.3%	5.0%	7.7%
Adj. Maximum		19.61	47.3%	53.2%	18.1%	21.0%

(1)	Excludes companies subject to MHC ownership or pending acquisition.

IV-4